Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

STONEPEAK KESTREL HOLDINGS LLC,

as Purchaser,

NRG CANAL LLC,

as Seller,

and

GENON HOLDCO 10, LLC,

as the Company

Dated as of March 22, 2018

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

SCHEDULES

SELLER DISCLOSURE SCHEDULE:

Section 1.01(b)	Knowledge of Seller
Section 2.08	Pre-Closing Restructuring
Section 2.08(a)	Business Employees
Section 3.03	No Conflicts — Seller
Section 3.04	Governmental or Regulatory Approvals; Filings - Seller
Section 3.06	Legal Proceedings — Seller
Section 4.03	No Conflicts — Company
Section 4.04	Governmental or Regulatory Approvals; Filings - Company
Section 4.06	No Undisclosed Liabilities
Section 4.07	Absence of Changes
Section 4.09	Legal Proceedings - Company
Section 4.10(a)	Owned Real Property
Section 4.10(a)(i)	Title Exceptions; Liens
Section 4.10(b)	Leases; Liens
Section 4.10(b)(i)	Excluded Leases; Liens
Section 4.10(c)	Subleases
Section 4.10(d)	Real Property Proceedings
Section 4.11	Personal Property
Section 4.12	Intellectual Property
Section 4.13(a)	Company Contracts
Section 4.13(b)	Company Contract Matters
Section 4.14	Taxes
Section 4.15(a)	Employee Matters
Section 4.15(b)	Collective Bargaining Agreements
Section 4.15(d)	Employment Actions or Proceedings
Section 4.15(f)	Company Employee Plans
Section 4.15(g)	Multiemployer Plans
Section 4.15(h)	Termination Payments
Section 4.16	Insurance
Section 4.17	Environmental Matters
Section 4.17(a)(ii)	Environmental Permits
Section 4.17(a)(ii)(z)	Permit Maintenance Actions
Section 4.17(a)(ix)	Emissions Allowances
Section 4.18(a)	Material Permits
Section 4.19	Affiliate Transactions
Section 4.20(a)	Condition of Assets
Section 4.20(b)	Sufficiency of Assets
Section 4.22	Hedging Arrangements
Section 4.25	Major Maintenance
Section 6.03	Certain Restrictions; Derivatives Plan
Section 6.08	Agreements to Terminate
Section 6.12	Seller Support Obligations
Section 9.05	Governmental or Regulatory Approvals

v

PURCHASER DISCLOSURE SCHEDULE:

Section 1.01(a)	Knowledge of Purchaser
Section 5.03	No Conflicts
Section 5.04	Governmental or Regulatory Approvals; Filings
Section 10.05	Governmental or Regulatory Approvals
Section 10.06	Third-Party Consents

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of March 22, 2018 (this “Agreement”) by and among Stonepeak Kestrel Holdings LLC, a Delaware limited liability company (“Purchaser”), on the one hand, and NRG Canal LLC, a Delaware limited liability company (“Seller”), and GenOn HoldCo 10, LLC, a Delaware limited liability company (the “Company”), on the other hand.  Each of Purchaser, Seller and the Company are sometimes referred to herein collectively as the “Parties”, and each as a “Party”.

WITNESSETH:

WHEREAS, as of the date of this Agreement, Seller owns one hundred percent (100%) of the membership interests of the Company (the “Interests”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Interests, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Purchaser and Stonepeak Infrastructure Fund II LP, a Delaware limited partnership, have entered into that certain equity commitment letter on March 22, 2018 (the “Equity Commitment Letter”), and delivered such Equity Commitment Letter to Seller concurrently with the entering into of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition Proposal” has the meaning ascribed thereto in Section 6.13.

“Action or Proceeding” means any action, litigation, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided, however, that, other than for purposes of Section 7.01 and Section 13.03, none of the portfolio companies or other investments of funds advised by Stonepeak Partners LP or its affiliates shall be deemed Affiliates of the Purchaser or its subsidiaries; provided, further, that none of NRG or

Signature Page to Purchase and Sale Agreement

its Affiliates (other than GenOn and its subsidiaries) shall be deemed Affiliates of Seller or its subsidiaries.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Alternative Debt Financing” has the meaning ascribed thereto in Section 7.06(c).

“Allocation” has the meaning ascribed thereto in Section 2.09.

“Applicable Rate” means the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding month, if higher, plus an additional seven percent (7%) (or, if such rate is contrary to any applicable usury law, the maximum rate permitted by such applicable law).  If multiple prime rates are quoted in the table, then the highest prime rate will be utilized.

“Assets” means, with respect to a Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Bankruptcy Cases” means the jointly administered chapter 11 proceedings of GenOn and certain of its subsidiaries and affiliates currently pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, Case No. 17-33695 (DRJ).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases.

“Board” means the Board of Managers of the Company.

“Business” means the business and operations of the Company as currently conducted, as may be impacted by the Pre-Closing Restructuring.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Business Employee” means each employee set forth on Section 2.08(a) of the Seller Disclosure Schedule.

“Canal 3” means that certain NRG Canal 3 power generation facility located in Sandwich, Massachusetts.

“Canal 3 Financing Failure” has the meaning ascribed thereto in Section 7.07.

“Canal 3 PSA” means that certain Purchase and Sale Agreement, dated as of March 22, 2018, by and between Stonepeak Kestrel Holdings II LLC, NRG Gas Development Company, LLC and NRG Canal 3 Development LLC.

“Casualty Loss” has the meaning ascribed thereto in Section 8.01(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Chapter 11 Cases” has the meaning ascribed thereto in the Plan.

“Closing” has the meaning ascribed thereto in Section 2.04.

“Closing Date” means (a) the tenth (10th) Business Day or (b) such other date as Purchaser and Seller may mutually agree in writing (email being sufficient), in each case following the date on which the last of the conditions set forth in Article IX and Article X are satisfied or waived by Purchaser and/or Seller, as the case may be (except for such conditions that by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions as provided herein); provided, however, Purchaser shall not be obligated to effect the Closing prior to the second (2nd) Business Day following the final day of the Marketing Period.

“Closing Date Working Capital” means the result of (a) Working Capital Assets, determined as of 12:01 A.M. Eastern time on the Closing Date, minus (b) Working Capital Liabilities, determined as of 12:01 A.M. Eastern time on the Closing Date, minus (c) Post-Effective Date Distributions, determined as of the Closing.

“Closing Purchase Price” has the meaning ascribed thereto in Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or replaced from time to time.

“Code” means the Internal Revenue Code of 1986, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company” has the meaning ascribed thereto in the recitals of this Agreement.

“Company Contracts” has the meaning ascribed thereto in Section 4.13(a).

“Company Employee Plan” means each Employee Plan that is sponsored or maintained by the Company.

“Company LLC Agreement” means the Limited Liability Company Agreement of GenOn HoldCo 10, dated as of August 18, 2017.

“Company Material Adverse Effect” means any circumstance, fact, development, change, event, effect or occurrence that (a) is materially adverse to, or has a material adverse effect on, the Business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole, or (b) prevents or otherwise is materially adverse to, or has a material adverse effect on, Seller’s or the Company’s ability to perform their respective obligations hereunder or the Transaction Documents, or to consummate the transactions contemplated hereunder or thereunder; provided, that a “Company Material Adverse Effect” shall not include circumstances, facts, developments, changes, events, effects or occurrences (individually or taken together) resulting from or arising out of (i) any change generally affecting the national, local or regional (A) electric generating, transmission or distribution industry, (B) wholesale or retail markets for electric power or natural gas, or (C) electrical or natural gas transmission and distribution systems or the operation thereof, and related rates and charges; (ii) any change in general markets for commodities or supplies, including electric power, natural gas, emissions, fuel or water; (iii) any change in the design or pricing of the wholesale or retail electric power and natural gas markets (including any either bilateral or ISO New England administered energy, capacity or ancillary services markets); (iv) any change in the general financial, banking or securities markets or any change in the general international, national or regional economic conditions, including as a result of terrorist activity, acts of war or acts of public enemies; (v) the execution of this Agreement or announcement or pendency of the transactions contemplated hereby or any actions expressly required to be taken pursuant to or in accordance with this Agreement; (vi) the (A) reasonably foreseeable, direct consequences of actions taken with the written consent of Purchaser or (B) the direct consequences of actions taken upon Purchaser’s written request; (vii) changes in any industry standards, Law, GAAP or regulatory accounting requirements, including NERC reliability standards, or changes in the official interpretation thereof; (viii) earthquakes, hurricanes, floods, acts of God or other natural disasters, except to the extent any such occurrence causes physical damage to the Project or related infrastructure; or (ix) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that this clause (ix) shall not exclude the facts or circumstances giving rise to such failure, inability or change in ability, in each case to the extent any such fact or circumstance is not otherwise excluded from this definition of Company Material Adverse Effect); provided further, however, that any circumstance, fact, development, change, event, effect or occurrence referred to in clauses (i), (ii), (iii), (iv) or (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, fact, development, change, event, effect or occurrence has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts the Business in each case, relative to other similarly situated generation facilities in the ISO New England region.

“Company Organizational Documents” means, with respect to the Company, collectively the Governance Documents of the Company.

“Company Transaction Documents” has the meaning ascribed thereto in Section 4.01.

“Condemnation” has the meaning ascribed thereto in Section 8.02(a).

“Condemnation Value” has the meaning ascribed thereto in Section 8.02(a).

“Confidential Information” has the meaning ascribed thereto in Section 13.03(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 18, 2017, by and between GenOn and Stonepeak Advisors II, LLC, an affiliate of Purchaser, as amended by that certain Amendment dated as of November 8, 2017.

“Confirmation Order” means that certain Order Confirming the Third Amended Joint Chapter 11 Plan of Reorganization of GenOn and its Debtor Affiliates entered by the Bankruptcy Court on December 12, 2017 (as may be amended, supplemented or otherwise modified from time to time).

“Continuing Support Obligations” has the meaning ascribed thereto in Section 6.12.

“Contract” means any written contract, agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“D&O Provisions” has the meaning ascribed thereto in Section 7.04.

“Debt Commitment Letter” has the meaning ascribed thereto in Section 5.08.

“Debt Financing” has the meaning ascribed thereto in Section 5.08.

“Debt Financing Failure” means that (a) the conditions set forth in Article IX are satisfied, (b) the proceeds of all or any portion of the Debt Financing and any Alternative Debt Financing are not available to Purchaser on the date on which the Closing was required to have occurred pursuant to Section 2.04 or on the date of the valid termination of this Agreement and (c) this Agreement is validly terminated by Seller pursuant to Section 12.01(e).

“Definitive Agreements” has the meaning ascribed thereto in Section 7.06(a).

“Employee Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to any provision of ERISA, including Title IV of ERISA, or (b) any other change in control, retention, severance, bonus, incentive, profit-sharing, pension, retirement, equity or equity-based, deferred compensation, paid time off, vacation, health, welfare, material fringe benefits or other material benefit or compensation plan, program, policy, agreement, contract, fund or arrangement.

“Excess Fuel Inventory” means, as of the Closing, the positive difference, if any, between (a) the Usable Quantity of No. 6 Oil in the tanks at the Project as calculated in accordance with Annex A and (b) 11,127,620 gallons of No. 6 Oil.

“Enforceability Limitations” means, with respect to a Contract, limitations on enforceability due to the application of (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), in the case of clause (a), with respect to the Seller and the Company, solely to the extent arising after the conclusion of, and not otherwise in connection with, the cases of GenOn; GenOn Americas Generation, LLC; GenOn Americas Procurement, Inc.; GenOn Asset Management, LLC; GenOn Capital Inc.; GenOn Energy Holdings, Inc.; GenOn

Energy Management, LLC; GenOn Energy Services, LLC; GenOn Fund 2001 LLC; GenOn Mid-Atlantic Development, LLC; GenOn Power Operating Services MidWest, Inc.; GenOn Special Procurement, Inc.; Hudson Valley Gas Corporation; Mirant Asia-Pacific Ventures, LLC; Mirant Intellectual Asset Management and Marketing, LLC; Mirant International Investments, Inc.; Mirant New York Services, LLC (N/A); Mirant Power Purchase, LLC; Mirant Wrightsville Investments, Inc.; Mirant Wrightsville Management, Inc.; MNA Finance Corp.; NRG Americas, Inc.; NRG Bowline LLC; NRG California North LLC; NRG California South GP LLC; NRG California South LP; NRG Canal LLC; NRG Delta LLC; NRG Florida GP, LLC; NRG Florida LP; NRG Lovett Development I LLC; NRG Lovett LLC; NRG New York LLC; NRG North America LLC; NRG Northeast Generation, Inc.; NRG Northeast Holdings, Inc.; NRG Potrero LLC; NRG Power Generation Assets LLC; NRG Power Generation LLC; NRG Power Midwest GP LLC; NRG Power Midwest LP; NRG Sabine (Delaware), Inc.; NRG Sabine (Texas), Inc.; NRG San Gabriel Power Generation LLC; NRG Tank Farm LLC; NRG Wholesale Generation GP LLC; NRG Wholesale Generation LP; NRG Willow Pass LLC; Orion Power New York GP, Inc.; Orion Power New York LP, LLC; Orion Power New York, L.P.; RRI Energy Broadband, Inc.; RRI Energy Channelview (Delaware) LLC; RRI Energy Channelview (Texas) LLC; RRI Energy Channelview LP; RRI Energy Communications, Inc.; RRI Energy Services Channelview LLC; RRI Energy Services Desert Basin, LLC; RRI Energy Services, LLC; RRI Energy Solutions East, LLC; RRI Energy Trading Exchange, Inc.; and RRI Energy Ventures, Inc. under Title 11 of the United States Code on June 14, 2017.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, Orders, claims, Liens (excluding Permitted Liens), investigations, Actions or Proceedings or notices of noncompliance or violation by any third party (including any Governmental or Regulatory Authority) alleging liability (including liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from:  (a) any violation or alleged violation of, or liability or alleged liability under, any Environmental Law or Environmental Permit, or (b) the actual or alleged presence, release or threatened release of, or exposure to, any Hazardous Substances at any location.

“Environmental Laws” means any and all Laws relating to pollution or protection of the indoor or outdoor environment or natural resources, including those relating to emissions, discharges or releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater or land) and to the generation, handling, treatment, storage, disposal, recycling or transportation of Hazardous Substances, as enacted prior to and in effect as of the date of this Agreement.

“Environmental Permit” means any Permit required by or from a Governmental or Regulatory Authority under Environmental Law.

“Equity Commitment Letter” has the meaning ascribed thereto in the recitals of this Agreement.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended, modified, supplemented or replaced from time to time.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” has the meaning ascribed thereto in Section 2.02.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit E, dated as of the Closing Date, by and among the Escrow Agent, Purchaser and Seller.

“Escrow Amount” has the meaning ascribed thereto in Section 2.02.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Exempt Wholesale Generator” has the meaning ascribed thereto in Section 1262(6) of PUHCA and the implementing regulations of FERC at 18 C.F.R. § 366.1.

“Fee Letter” has the meaning ascribed thereto in Section 5.08.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Final Closing Statement” has the meaning ascribed thereto in Section 2.05(a).

“Final Order” means an Order (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which any waiting period prescribed by Law before the transactions contemplated by this Agreement has expired, (c) as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied, (d) which is not subject to rehearing or reconsideration by the applicable Governmental or Regulatory Authority and (e) as to which no request for judicial review, appeal or request for stay of such Order is pending or in effect and the deadline for filing any such appeal or request has passed.

“Final Sale Order” has the meaning ascribed thereto in Section 6.04(c).

“Final Working Capital Adjustment” has the meaning ascribed thereto in Section 2.05(a).

“Financial Statements” has the meaning ascribed thereto in Section 4.05.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Deliverables” means the documentation and other information reasonably requested by the Financing Sources with respect to (i) applicable “know-your-

customer” and anti-money laundering rules and regulations and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act of 1977, as amended.

“Financing Source” means each Lender, agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with any Debt Financing or Alternative Debt Financing, or any Affiliates and Representatives of any such Person.

“FPA” means the Federal Power Act, 16 U.S.C. 791a et. seq., as amended and the rules and regulations adopted thereunder.

“Fuel Inventory Payment Period” means the period beginning on the Closing Date and ending on the date that is the second anniversary of the Closing Date.

“Fuel Inventory Payment Shortfall” has the meaning ascribed thereto in Section 2.10(a)(ii).

“Fuel Inventory Payments” has the meaning set forth in Section 2.10(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“GenOn” means GenOn Energy, Inc., a Delaware corporation.

“GenOn Income Tax Returns” means any and all state and local income or franchise Tax Returns of GenOn or any subsidiary of GenOn (any and all federal, state, and local income or franchise Tax Returns for any consolidated, combined, or unitary group that include GenOn or any subsidiary of GenOn).

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the independent power producer industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Law, reliability and safety.  “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications.

“Governance Document” means, with respect to any Person, (a) the articles of incorporation or organization, certificates of formation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and that establish the legal personality of such Person and (b) any voting trust, shareholder agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such equity interests, or any other similar governing document with respect to such Person.

“Governmental or Regulatory Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or Order of, or any notice to or registration by or with, any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, official, tribunal, court or arbitrator(s) of competent jurisdiction or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity thereof, including the FERC, the Federal Communications Commission, NERC, the United States Environmental Protection Agency, the Massachusetts Department of Environmental Protection and any other governmental, quasi-governmental or non-governmental body, administering, regulating or having general oversight over gas and power markets, including any regional transmission operator, independent system operator and any market monitor thereof.

“Guarantor” has the meaning ascribed thereto in Section 12.02(d).

“Hazardous Substance” means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, or any waste or other chemical, material or substance regulated under any Environmental Law due to its hazardous or deleterious properties or characteristics or that gives rise to liability under any Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials, any radioactive materials, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Hedging Arrangements” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contract, that are intended to benefit from, or reduce or eliminate the risk of, fluctuations in the price of commodities, including electric power and natural gas, securities, currencies, debt instruments, pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax, minimum Tax or any Tax on items of Tax preference (in each case, in the nature of an income Tax), but not including sales, use, real or personal property, or Transfer Taxes or similar Taxes).

“Indebtedness” of any Person means, without duplication, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or other debt security, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and reflected as a liability in Closing Date Working Capital), (d) as lessee under capital leases, (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, (f) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person or (g) unpaid interest, premiums, make-whole payments, yield maintenance fees, penalties and similar amounts (to the extent such amounts would become payable based on actions taken prior to and as of the Closing) relating to the obligations described in clauses (a) through (f) above.

“Indemnified Employee” has the meaning ascribed thereto in Section 7.04.

“Indemnified Party” has the meaning ascribed thereto in Section 11.05.

“Indemnifying Party” has the meaning ascribed thereto in Section 11.05.

“Independent Accountant” has the meaning ascribed thereto in Section 2.05(b)(ii).

“Intellectual Property” has the meaning ascribed thereto in Section 4.12.

“Interests” has the meaning ascribed thereto in the recitals of this Agreement.

“ISO New England” means ISO New England, Inc., a Delaware not-for-profit corporation that is the regional entity responsible for coordinating and promoting bulk electric system reliability in Maine, New Hampshire, Vermont, Massachusetts, Connecticut, and Rhode Island, or any successor thereto.

“K&E” has the meaning ascribed thereto in Section 13.19.

“Knowledge of Purchaser” means the actual knowledge of those Persons listed in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Knowledge of Seller” means the actual knowledge of those Persons listed on Section 1.01(b) of the Seller Disclosure Schedule.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, codes, Orders and other pronouncements having the effect of law of the United States or of any Governmental or Regulatory Authority.

“Lease” has the meaning ascribed thereto in Section 4.10(b).

“Leased Real Property” has the meaning ascribed thereto in Section 4.10(b).

“Lenders” has the meaning ascribed thereto in Section 5.08.

“Liabilities” means, with respect to any Person, all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, easement, restrictive covenant, license, encroachment, protrusion, right-of-way, right-of-first offer or refusal, royalty, franchise, defect to title or other encumbrance, or any conditional sale contract, title retention contract, option to purchase or acquire real property or other contract to give any of the foregoing.

“Limited Guarantee” has the meaning ascribed thereto in Section 12.02(d).

“Loss” means any and all damages, judgments, awards, fines, penalties, deficiencies, liabilities, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts).

“Market Price” has the meaning set forth on Annex A.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (a) Purchaser shall have all of the Required Financial Information and (b) the conditions set forth in Sections 9.04, 9.05, 10.04 and 10.05 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Article IX to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period.

“Material Permits” has the meaning ascribed thereto in Section 4.18(a).

“MBR Authority” means authorization by FERC under Section 205 of the FPA and FERC’s implementing rules to sell electric energy, capacity and specified ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, and approval by FERC of regulatory waivers and blanket authorizations customarily granted by FERC to persons authorized to sell electricity at market-based rates, including blanket authorization under Section 204 of the FPA and FERC’s implementing regulations at 18 C.F.R. Part 34 to issue securities and assume liabilities.

“Monthly Consumption” has the meaning set forth in Section 2.10(a)(i).

“NERC” means the North American Electric Reliability Corporation, and any of its regional entities.

“NRG” means NRG Energy Inc., a Delaware corporation.

“Non-Party Affiliates” has the meaning ascribed thereto in Section 13.13(b).

“Option” with respect to any Person means any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person, any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock or other equity interests of such Person are voted.

“Order” means any order, writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Real Property” has the meaning ascribed thereto in Section 4.10(a).

“PBGC” has the meaning ascribed thereto in Section 4.15(g).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, variances, exemptions, identification numbers and similar consents granted by, or required to be obtained from, any Governmental or Regulatory Authority.

“Permitted Liens” means (a) any Lien for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet delinquent (including mechanics’, materialmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar liens but excluding any Lien imposed with respect to any Environmental Laws) or that is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (c) in the case of Real Property, (i) any imperfection of title or other Lien that individually or, in the aggregate with all other Liens affecting the applicable Real Property in question, would not (x) reasonably be expected to materially detract from the value of the affected property or (y) materially interfere with the Company’s ability to conduct its business as currently conducted or utilize the affected property for its intended purpose, (ii) any Lien that is disclosed in the Surveys or on the Seller Disclosure Schedule that does not materially detract from the value of the affected property or interfere with the Company’s ability to conduct its business as currently conducted or utilize the affected property for its intended purpose, (iii) restrictive covenants, building restrictions and zoning restrictions, or other restrictions affecting title to, or possession of, any of the Real Property that exist generally with respect to properties of a similar character in the jurisdiction in which the Real Property is located and that do not materially detract from the value of the affected property or interfere with the Company’s ability to conduct its business as currently conducted or utilize the affected property for its intended purpose and (iv) the rights of lessees and lessors of the Real Property pursuant to the terms and conditions of the applicable lease, sublease, or license which in each case has been delivered to Purchaser in accordance herewith, (d) the rights of licensors and licensees under licenses, (e) Liens created by Purchaser, or its successors and assigns or otherwise expressly consented to by Purchaser in writing in accordance with the terms hereof and (f) Liens arising under or pursuant to any Company Contract in effect as of the date of this Agreement or entered into hereafter in accordance with the terms of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, enterprise, unincorporated organization, limited liability company, other business or similar entity or Governmental or Regulatory Authority.

“Plan” means that certain Third Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto).

“Post-Closing Representation” has the meaning ascribed thereto in Section 13.19.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and that portion of a Straddle Period beginning on or after the Closing Date.

“Pre-Closing Restructuring” has the meaning ascribed thereto in Section 2.08.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Period ending before the Closing Date.

“Post-Effective Date Distributions” means the aggregate amount of all distributions or dividends made by the Company or Seller, solely or with respect to the Assets, after June 30, 2018, including, for the avoidance of doubt, any distributions made pursuant to Section 6.06 after such date and, if the Closing occurs after June 30, 2018, any cash or cash equivalents retained pursuant to item 11 of Exhibit B to the Bill of Sale and Assignment and Assumption Agreement to be entered into as of Closing between the Company and Seller, as attached as Exhibit A of the Seller Disclosure Schedules.

“Project” means the facility described on Exhibit A and the assets related thereto of the Company (after giving effect to the Pre-Closing Restructuring).

“Project Confidentiality Agreements” mean all confidentiality agreements with third parties with respect to the sale of the Project.

“PUHCA” means the Public Utility Holding Company Act of 2005, and the rules and regulations promulgated by FERC thereunder.

“Purchase Price” means the sum of (a) the Closing Purchase Price and (b) the Final Working Capital Adjustment (as item (b) is finally determined pursuant to Section 2.05(b)).

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Purchaser Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article V.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.07.

“Purchaser Indemnitees” has the meaning ascribed thereto in Section 11.02.

“Purchaser Transaction Documents” has the meaning ascribed thereto in Section 5.01.

“R&W Insurance Binder” means the conditional binder for the R&W Insurance Policy, as set forth on Exhibit F.

“R&W Insurance Policy” means, collectively, the buyer-side representations and warranties insurance policies, issued by Euclid Transactional, LLC, Policy Number ET111-000-573, and by AIG Specialty Insurance Company, Policy Number 17551595, each substantially in the form set forth on Exhibit F.

“Real Property” has the meaning ascribed thereto in Section 4.10(b).

“Release Party” has the meaning ascribed thereto in Section 8.07(a).

“Released Claims” has the meaning ascribed thereto in Section 8.07(a).

“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants, and other advisors.

“Required Financial Information” means as of any date, (a) financial information of the Company required pursuant to paragraph 4 of Annex B of the Debt Commitment Letter; and (b) all financial and related information reasonably requested in writing by the Purchaser necessary to permit Purchaser to prepare a pro forma consolidated balance sheet and related pro forma statement of income of Purchaser as of and for the twelve-month period ending on the last day of the most recently completed four quarter period and ended at least forty-five (45) days prior to the Closing Date, prepared after giving effect to the transactions contemplated hereby (including the Debt Financing) as if such transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other financial statements).

“Restoration Cost” has the meaning ascribed thereto in Section 8.01(a).

“Risk Policies” means the policies, manuals and other documents or materials that contain any risk limits or similar restrictions applicable to any Hedging Arrangement or the Company.

“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Securities Requirements” means the obligations and requirements of Purchaser and its Affiliates (a) relating to the consummation of any securities offering by Purchaser or its Affiliates, (b) under the Exchange Act and (c) under the Securities Act, including the obligation to comply with the requirements of a registration statement on Form S-1 or Form S-3 or any successor form thereto.

“Seller Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article III.

“Seller Fundamental Representations” means the representations and warranties of Seller or the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.07, Section 4.01, Section 4.02, Section 4.03, Section 4.06(b), Section 4.19 and Section 4.24.

“Seller Indemnitees” has the meaning ascribed thereto in Section 11.03.

“Seller Transaction Documents” has the meaning ascribed thereto in Section 3.01.

“Seller” has the meaning ascribed thereto in the preamble to this Agreement.

“Straddle Period” means a taxable period that begins before and ends after the Closing Date.

“Support Obligation” means any letter of credit, guarantee, surety, performance bond, escrow arrangement, cash collateral, security arrangement or other credit support.

“Surveys” means those surveys set forth on Exhibit B.

“Tangible Personal Property” means all machinery, mobile or otherwise, equipment, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, meter equipment and other tangible personal property owned or leased by the Company or any Affiliate thereof for use or consumption primarily at the Project.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (a) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, unclaimed property (escheat), excise, compensation, utility, severance, production, excise, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum, and estimated taxes and customs duties.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of December 14, 2017, by and among GenOn, Reorganized GenOn and NRG.

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental or Regulatory Authority responsible for the administration of Taxes.

“Taxing Authority” shall mean any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” has the meaning ascribed thereto in Section 12.01(b)(i).

“Termination Fee” has the meaning ascribed thereto in Section 12.02(c).

“Third Party Claim” has the meaning ascribed thereto in Section 11.05(a).

“Title IV Plan” has the meaning ascribed thereto in Section 4.15(g).

“Transaction Documents” means collectively the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Fees and Expenses” means (a) all fees and expenses (including all professional fees and expenses) incurred by the Company (or for which the Company would otherwise be liable) in connection with or related to the transactions contemplated by this Agreement and that are unpaid obligations of the Company following the Closing, and (b) all bonuses or other payments to Business Employees or present or former employees, agents and consultants of and to the Company that become due and payable prior to or as a result of the consummation of the transactions contemplated by this Agreement and that are unpaid obligations of the Company following the Closing, but excluding all Transaction Transfer Taxes.

“Transition Services Agreement” means that certain Transition Services Agreement, dated December 14, 2017, by and between GenOn and NRG, as may be amended from time to time.

“Transaction Transfer Taxes” has the meaning ascribed thereto in Section 8.03(d).

“Transfer Taxes” has the meaning ascribed thereto in Section 8.03(d).

“Transferred Employee” has the meaning ascribed thereto in Section 8.05.

“Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S. Dollars” means the lawful currency of the United States.

“Waiving Parties” has the meaning ascribed thereto in Section 13.19.

“WARN” has the meaning ascribed thereto in Section 4.15(e) below.

“Working Capital Assets” means, without duplication, the sum of the assets considered working capital of the Company listed on Annex A as of 12:01 A.M. Eastern time on the Closing Date (excluding, for the avoidance of doubt, (a) any Income Tax asset (current or deferred), and (b) any mark-to-market accounting impacts, other than with respect to changes in amounts of posted collateral), that shall be the exclusive asset accounts used for purposes of determining Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP.  To the extent there is any conflict between the foregoing definition of Working Capital Assets and Annex A, Annex A shall control.

“Working Capital Liabilities” means, without duplication, the sum of the liabilities considered working capital of the Company listed on Annex A as of 12:01 A.M. Eastern time on the Closing Date (excluding, for the avoidance of doubt, (a) any Income Tax liabilities (current or deferred), (b) liabilities for Transfer Taxes (including the Transaction Transfer Taxes), and (c) any mark-to-market accounting impacts, other than with respect to changes in amounts of posted collateral), that shall be the exclusive liability accounts used for purposes of determining Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP.  To the extent there is any conflict between the foregoing definition of Working Capital Liabilities and Annex A, Annex A shall control.

Section 1.02         Certain Principles of Interpretation.  In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; references to articles, sections (or subdivisions of sections), the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; the word “or” shall be disjunctive but not exclusive; the phrase “to the extent” means “the degree by which” and not “if”; exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments prior to the date of this Agreement and any such amendments, extensions and other modifications to such instruments that are expressly permitted hereunder; references to Persons include their respective successors and permitted assigns and, in the case of Governmental or Regulatory Authorities, Persons succeeding to their respective functions and capacities; the phrase “ordinary course of business” refers to the Business of the Company, unless otherwise indicated; all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; the terms “indemnification,” “indemnify” and derivative words shall be deemed to include reference to any related reimbursement obligations (whether or not related to a third-party claim); and “made available” with reference to any document provided by Seller hereunder means made available to Purchaser or its Representatives in the “Project Kestrel” electronic data room established by GenOn and hosted by Intralinks.com in connection with the transactions contemplated under this Agreement, as updated as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, the Parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Purchase Price or any component thereof or calculation relating thereto. Any deadline or the date of performance of any right or obligation set forth herein shall be calculated exclusive of the first date from which such time period commences and inclusive of the date on which such time period ends. To the extent that any deadline or date of performance of any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date of performance shall automatically be extended to the next succeeding Business Day.

ARTICLE II
PURCHASE AND SALE OF INTERESTS; CLOSING

Section 2.01         Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

Section 2.02         Escrow.  As provided in Section 8.06, at the Closing, Purchaser will deliver an amount equal to $1,600,000 (the “Escrow Amount”) to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) under the Escrow Agreement, by wire transfer of immediately available funds in U.S. dollars.  The Escrow Amount shall be held in the Escrow Account and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and Section 8.06.  Any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement shall be payable out of the Escrow Amount.  The Escrow Amount shall be used, in accordance with this Agreement, to satisfy any amount owed by Seller to any Purchaser Indemnitee under this Agreement.

Section 2.03         Closing Purchase Price.  The aggregate cash purchase price payable  at the Closing for the Interests shall be either (a) if no Canal 3 Financing Failure has occurred, $320,000,000 or (b) if a Canal 3 Financing Failure has occurred $333,500,000 (in each case, inclusive of the Escrow Amount deposited with the Escrow Agent pursuant to Section 2.04) (such amount, the “Closing Purchase Price”).

Section 2.04         Closing.  The closing of the transactions described in Section 2.01 and 2.03 (the “Closing”) shall take place at the offices of K&E, at 609 Main Street, Houston, Texas 77002, or at such other place as Purchaser and Seller shall mutually agree, at 10:00 A.M. Eastern time, on the Closing Date; provided that, the Closing shall be deemed effective for all purposes hereunder as of 12:01 A.M. Eastern time on the Closing Date.  At the Closing, (i) Purchaser shall pay the Closing Purchase Price, minus the Escrow Amount, by wire transfer of immediately available funds in U.S. Dollars, to Seller, to such account(s) designated by Seller to Purchaser by written notice at least two (2) Business Days before the Closing Date; (ii) Purchaser shall pay the Escrow Amount, by wire transfer of immediately available funds in U.S. Dollars, to the Escrow Agent, to such account(s) designated by the Escrow Agent in the Escrow Agreement; and (iii) Seller will assign and transfer to Purchaser all of Seller’s right, title and interest in and to the Interests.  At the Closing, Purchaser and Seller shall cause to be delivered to the other the documents and instruments required to be delivered under Article IX and Article X.

Section 2.05         Adjustments to Purchase Price.

(a)           Final Closing Statement.  Purchaser shall prepare and deliver to Seller not prior to thirty (30) days or later than seventy-five (75) days after the Closing Date a statement (the “Final Closing Statement”) setting forth the relevant calculations of Closing Date Working

Capital (the “Final Working Capital Adjustment”), together with any supporting work papers and source documents with respect to the calculations reflected in the Final Closing Statement, if requested by Seller.  The Final Working Capital Adjustment set forth on the Final Closing Statement shall be prepared in good faith, in accordance with (i) GAAP and (ii) the line items set forth on Annex A.  After the Closing, (x) Purchaser agrees, upon reasonable notice, to give Seller and its Representatives reasonable access during normal business hours to Purchaser’s and the Company’s employees, asset managers, accountants, financial advisors (including the offices and other facilities of the Company) and books and records as are reasonably necessary for purposes of the review, verification and audit of the calculations contained in the Final Closing Statement and (y) Seller agrees, upon reasonable notice, to give Purchaser and its Representatives reasonable access during normal business hours to Seller’s employees, asset managers, accountants, financial advisors and books and records as are reasonably necessary for purposes of the preparation, review, verification and audit of the calculations contained in the Final Closing Statement; provided that no Party shall be obligated to deliver any accountant work papers where the accounting firm does not consent to the delivery thereof, so long as such Party has used its commercially reasonable efforts to obtain such consent.

(b)           Dispute Resolution with Respect to Post-Closing Adjustments.

(i)            If Seller objects to any item set forth on the Final Closing Statement prepared and delivered in accordance with Section 2.05(a), with respect to the Company immediately prior to Closing, Seller must do so in good faith and must notify Purchaser in writing of its objections in reasonable detail (together with any supporting work papers and source documents with respect to the calculations reflected in Seller’s objection notice, if reasonably requested by Purchaser) on or before the thirtieth (30th) day after Seller’s receipt of the Final Closing Statement.

(ii)           Except to the extent Seller so objects, the Final Closing Statement and the calculations of the Final Working Capital Adjustment as prepared and delivered in accordance with Section 2.05(a) shall be final and binding on Purchaser and Seller (and all other Persons claiming through them) as of the day immediately following the thirtieth (30th) day after Seller’s receipt of the Final Closing Statement.  If Seller does so object, and if Purchaser and Seller have not agreed on a resolution of those objections within thirty (30) days following the date of delivery of Seller’s notice of objection pursuant to Section 2.05(b)(i), Purchaser or Seller shall submit the items in dispute to Deloitte LLP, if Deloitte LLP is unable to serve then to Ernst and Young LLP, or if Deloitte LLP and Ernst and Young LLP are unable to serve, Purchaser and Seller shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) within five (5) Business Days following the expiration of the foregoing 30-day period (or, in the absence of agreement between Seller and Purchaser by the close of business on such fifth (5th) Business Day, as selected by the American Arbitration Association) who shall, acting as an expert and not an arbitrator, render a determination thereof, which (absent manifest error) shall be final and binding on the Parties.  The result of such determination by the Independent Accountant shall be reflected in a definitive final statement of the Final Working Capital Adjustment, as determined by the Independent Accountant, together with a statement from the Independent Accountant confirming that such statement correctly reflects the items in dispute as of the Closing Date.  The Independent Accountant shall make its determination as soon as practicable and in any event within thirty (30) days after the submission of the dispute to it, and shall (x) base its determination solely on information provided to it by Purchaser and Seller and (y) consider only those items and amounts in Purchaser’s and Seller’s respective calculations that are identified as being items and amounts to which Purchaser and Seller have been unable to agree; provided, however, to the extent the determination of value of any unresolved item affects any other item used in calculating the amounts set forth in the Final Closing Statement, such effect may be taken into account by the Independent Accountant.  Further, in resolving any such objection, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.

(c)           Settlement.  If the Final Working Capital Adjustment (as finally determined pursuant to Section 2.05(b)) is positive, then on or before the second (2nd) Business Day after such final determination, Purchaser shall pay to Seller, an aggregate amount equal to the Final Working Capital Adjustment to such account(s) as specified by Seller by wire transfer of immediately available funds in U.S. Dollars.  If the Final Working Capital Adjustment (as finally determined pursuant to Section 2.05(b)) is negative, then on or before the second (2nd) Business Day after such final determination, Seller shall pay to Purchaser, an aggregate amount equal to the absolute value of the Final Working Capital Adjustment to such account(s) as specified by Purchaser by wire transfer of immediately available funds in U.S. Dollars.  All Purchase Price adjustments made pursuant to this Section 2.05(c) shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

(d)           Fees of the Independent Accountants.  Purchaser shall pay a portion of the fees and expenses of the Independent Accountant equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accountant that are resolved in favor of Seller (that being the absolute value of the difference between the Independent Accountants’ determination and Purchaser’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accountants (that being the sum total by which Seller’s determination and Purchaser’s determination differ from the determination of the Independent Accountants).  Seller shall pay that portion of the fees and expenses of the Independent Accountants that the Purchaser is not required to pay hereunder.

Section 2.06         Further Assurances; Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall use its commercially reasonable efforts to execute, acknowledge and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(b)           Subject in each case to applicable confidentiality obligations to third parties (so long as the applicable Party has used its commercially reasonable efforts to obtain the consents necessary to waive such confidentiality obligations), following the Closing, Seller and Purchaser shall, and Purchaser shall cause the Company to, use commercially reasonable efforts to afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data, documents or reports relating to the business or financial or operating condition of the Company in their possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, in each case solely to the extent that such access may reasonably be required by the requesting Party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority or (ii) in connection with any actual or threatened Action or Proceeding; provided, however, that Seller and its Affiliates (other than the Company) shall not be required to make available their income Tax Returns.  Further, Seller and Purchaser shall not, and Purchaser shall cause the Company to not, for a period extending seven (7) years after the Closing Date, or such longer period as such books, records and other data remain relevant to open Tax years or to any pending investigation by a Governmental or Regulatory Authority or any pending litigation if such investigation or litigation relates in any material respect to matters occurring prior to the Closing, destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the notifying Party, to be held subject to appropriate confidentiality restrictions as applicable, and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

Section 2.07         Withholding.  If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under this Agreement to Seller, such Tax shall be deducted by Purchaser or the Escrow Agent, as applicable, from the amounts required to be paid under this Agreement and such Person shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Governmental or Regulatory Authority and shall promptly provide the Seller with the appropriate receipts for such payments.  All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to the Seller for purposes of this Agreement.

Section 2.08         Pre-Closing Restructuring.  Immediately prior to the Closing and upon the terms and conditions set forth in this Agreement, Seller will cause the transactions set forth on Section 2.08 of the Seller Disclosure Schedule to occur (such transactions, collectively, the “Pre-Closing Restructuring”).

Section 2.09         Purchase Price Allocation.  Purchaser and Seller agree that, for U.S. federal income tax purposes, the purchase of the Interests will be treated as an acquisition of the assets of the Company.  In consideration for the Purchase Price and the applicable liabilities of the Company, within sixty (60) days after the Purchase Price is finally determined pursuant to Section 2.05, Purchaser shall prepare and deliver to Seller an allocation statement (the “Allocation”) allocating the Purchase Price (and any assumed liabilities to the extent properly taken into account under the Code) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Seller shall provide the Allocation to NRG for review and comment and shall send Purchaser a written notice of any objections to the Allocation within a commercially reasonable period of time following the Closing Date.  Seller, NRG and Purchaser shall work in good faith to resolve any disputes relating to the Allocation.  If Seller, NRG and Purchaser are unable to resolve any such dispute within twenty (20) days after Purchaser’s receipt of objections by Seller and/or NRG, any remaining disputes shall be submitted to a nationally recognized independent public accounting firm as mutually agreed to by Seller, NRG and Purchaser.  The Allocation, as finally determined hereunder, shall be adjusted to reflect any adjustment to the Purchase Price provided under this Agreement as mutually agreed by Purchaser and Seller (and agreed to by NRG).  Purchaser and Seller shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation, as finally determined hereunder (as adjusted in accordance with this Section 2.09).  Neither Purchaser nor Seller shall take any Tax position inconsistent with such Allocation (as adjusted in accordance with this Section 2.09) except as required, after using good faith efforts to support the Allocation in any applicable challenge by a Governmental or Regulatory Authority, to settle a dispute with a Governmental or Regulatory Authority with respect to the Allocation.

Section 2.10         Post-Closing Excess Fuel Inventory Payments.

(a)           Fuel Inventory Payments.  After the Closing, Purchaser and the Company shall pay, or shall cause to be paid, to Seller or its designee for all Excess Fuel Inventory as follows (such payments set forth in Section 2.10(a)(i) and Section 2.10(a)(ii), the “Fuel Inventory Payments”):

(i)            Monthly Consumption Payment.  With respect to each calendar month that ends during the Fuel Inventory Payment Period, a cash payment in an amount equal to the actual amount of No. 6 Oil consumed at the Project during such calendar month (the “Monthly Consumption”), multiplied by the Market Price; and

(ii)           True Up Payment.  At the end of the Fuel Inventory Payment Period, if the aggregate Monthly Consumption during the Fuel Inventory Payment Period is less than the Excess Fuel Inventory (a “Fuel Inventory Payment Shortfall”), a cash payment equal to the positive difference between (A) the Excess Fuel Inventory and (B) the aggregate Monthly Consumption during the Fuel Inventory Payment Period, multiplied by the Market Price.

(b)           Payment Timing.  Each Fuel Inventory Payment is a separate stand-alone payment obligation and Seller’s entitlement to any Fuel Inventory Payment is not contingent upon any other Fuel Inventory Payment having accrued.  Each Fuel Inventory Payment owing to Seller hereunder shall be due and payable to Seller within ten (10) Business Days after (i) with respect to Section 2.10(a)(i), the end of the applicable calendar month, and (ii) with respect to Section 2.10(a)(ii), after the end of the Fuel Inventory Payment Period.  Concurrently with such payment, Purchaser shall cause the Company to provide reasonably detailed documentation regarding the then-current amount of Excess Fuel Inventory and the Monthly Consumption during the applicable Fuel Inventory Payment Period.

(c)           Failure to Pay.  If Purchaser fails to pay any Fuel Inventory Payment owing pursuant to this Section 2.10 within the time period specified, as applicable, then Purchaser shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Seller in connection with any Action or Proceeding taken to collect payment of such amount, together with interest on such unpaid amount at the Applicable Rate, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d)           Assignment of Fuel Inventory Payments.  Notwithstanding anything in this Agreement to the contrary, upon notice to Purchaser, Seller shall have the right at any time to sell, assign or transfer all or a portion of its right to receive the Fuel Inventory Payments under this Section 2.10.

(e)           Tax Treatment of Fuel Inventory Payments.  Seller and Purchaser agree that, for applicable tax purposes, the right to receive the Fuel Inventory Payments will not constitute a purchase price adjustment but, instead, shall constitute separate consideration paid by Purchaser to Seller at Closing.  Seller and Purchaser shall value the right to receive the Fuel Inventory Payments at Closing in a manner consistent with applicable federal income tax law and shall include such amount in the amount realized by Seller at Closing.  The valuation determined pursuant to the preceding sentence shall control for all applicable tax purposes (including, but not limited to, Section 2.09) notwithstanding anything in this Agreement to the contrary.  If Purchaser and Seller are unable to resolve any dispute with respect to this Section 2.10(e) then all such unresolved disputes shall be submitted to a nationally recognized independent public accounting firm as mutually agreed to by Seller and Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (in accordance with Section 13.18), Seller hereby represents and warrants to Purchaser, as follows:

Section 3.01         Legal Existence.  Seller is duly formed, validly existing and in good standing under the Laws of Delaware. Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  Seller has all requisite organizational power and authority to execute and perform its obligations under this Agreement and the other agreements and instruments executed and delivered by it in connection with this Agreement (collectively, the “Seller Transaction Documents”) and consummate the transactions contemplated hereby and thereby.

Section 3.02         Authority.  The execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement and the Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions.  This Agreement and each Seller Transaction Document has been (or, in the case of Seller Transaction Documents to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes (or, in the case of Seller Transaction Documents to be executed and delivered after the date hereof, will constitute when executed) a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by Enforceability Limitations.

Section 3.03         No Conflicts.  Except as described on Section 3.03 of the Seller Disclosure Schedule, and except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchaser or any of its Affiliates and assuming all filings, notices, consents, approvals, authorizations, and other actions described on Section 3.04 of the Seller Disclosure Schedule have been obtained, the execution and delivery by Seller of, and the performance of its obligations under, this Agreement and the Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, do not:

(a)           conflict with or result in a violation, breach or default of any of the terms, conditions or provisions of the Governance Documents of Seller;

(b)           conflict with or result in a violation, breach or default of any term or provision of any Law or Order applicable to Seller or any of its Assets except, in each case, where such conflict, violation, breach or default would not, individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company;

(c)           (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, (iii) require notice to any Person under any Contract to which Seller is a party or by which any of its Assets are bound, except where the failure to make any such notice would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (iv) result in or give to any Person (other than Seller or any of its Affiliates) any right of termination, consent, cancellation, acceleration or modification in or with respect to, any Contract, Permit or Governmental or Regulatory Approval to which Seller is a party or by which any of its assets are bound; or

(d)           result in the creation or imposition of any Lien on the Interests (other than (i) Liens imposed under the Company LLC Agreement, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates, and (iv) such other Liens as will be discharged in full prior to or at the Closing).

Section 3.04         Governmental or Regulatory Approvals; Filings.  Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth on Section 3.04 of the Seller Disclosure Schedule, no Governmental or Regulatory Approval on the part of Seller is required in connection with the execution and delivery by Seller of this Agreement or the Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, except (i) where the failure to obtain or make any such Governmental or Regulatory Approval would not, individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

Section 3.05         The Company: Capitalization

(a)           The Interests constitute all of the issued and outstanding equity interests of the Company.

(b)           The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the limited liability company power and authority, as applicable, to own and operate the Project(s) owned or operated by the Company and its other assets and properties, and to otherwise conduct the Business, in each case, as currently conducted in all material respects, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company is qualified or licensed to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  True and complete copies of the Company Organizational Documents of the Company, in each case as amended and in effect on the date of this Agreement, previously have been made available to Purchaser.

(c)           The Interests of the Company are duly authorized, validly issued and fully paid, and Seller owns 100% of the Interests beneficially and of record, free and clear of all Liens, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, other than (i) Liens imposed under the Company Organizational Documents, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates, and (iv) such other Liens as will be discharged in full prior to or at the Closing.  All of the Interests were issued in compliance with applicable Laws. None of the Interests were issued in violation of any Contract to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)           There are no outstanding Options with respect to the equity interests in the Company or obligating Seller or the Company to issue or sell any equity or other interests in the Company, other than pursuant to the Company Organizational Documents and Purchaser’s rights under this Agreement, and except for the Company Organizational Documents, the Interests are not subject to any agreement described in clause (b) of the definition of Governance Document.

(e)           After giving effect to the Pre-Closing Restructuring, and except as contemplated by the Pre-Closing Restructuring, the Company does not have and never has had any rights or ownership interest in any equity interests or other investments in any Person.

(f)            None of the Interests have been issued in certificated form.

(g)           After giving effect to the Pre-Closing Restructuring, and except as contemplated by the Pre-Closing Restructuring, the Company has never engaged in any business or activity other than ownership or operation of the Project.

Section 3.06         Legal Proceedings.  Except as set forth on Section 3.06 of the Seller Disclosure Schedule, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Seller, orally against Seller or any of its assets or properties, and there are no Orders by which Seller or any of its assets or properties is bound, in either case that seek to restrain, enjoin or otherwise prohibit, delay or make illegal the sale of the Interests by Seller under this

Agreement or the performance by Seller of its obligations under this Agreement or the Seller Transaction Documents.

Section 3.07         Brokers.  Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by GenOn Energy, Inc., no broker, finder or agent acting on behalf of Seller, its Affiliates or any of their respective stakeholders is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates (including, after the Closing, the Company).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Schedule (in accordance with Section 13.18), Seller represents and warrants to Purchaser as follows:

Section 4.01         Legal Existence.  The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Company is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company has all requisite organizational power and authority to execute and perform its obligations under this Agreement and the other agreements and instruments executed and delivered by it in connection with this Agreement (collectively, the “Company Transaction Documents”) and consummate the transactions contemplated hereby and thereby.

Section 4.02         Authority.  The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company actions.  This Agreement and each Company Transaction Document has been (or, in the case of Company Transaction Documents to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes (or, in the case of Company Transaction Documents to be executed and delivered after the date hereof, will constitute when executed) a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by Enforceability Limitations.

Section 4.03         No Conflicts.  Except as described on Section 4.03 of the Seller Disclosure Schedule, and except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchaser or any of its Affiliates and assuming all filings, notices, consents, approvals, authorizations, and other actions described on Section 4.03 and Section 4.04 of the Seller Disclosure Schedule have been obtained, the execution and delivery by the Company of, and the performance of its obligations under, this Agreement and the Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, do not:

(a)           conflict with or result in a violation, breach or default of any of the terms, conditions or provisions of any of the Company Organizational Documents;

(b)           conflict with or result in a violation, breach or default of any term or provision of any Law or Order applicable to the Company or any of its Assets;

(c)           (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (iii) require notice to any Person under any Contract to which the Company is a party or by which any of its Assets are bound, or (iv) result in or give to any Person (other than the Company or its Affiliates) any right of termination, consent, cancellation, acceleration or modification in or with respect to, any Contract, Permit or Governmental or Regulatory Approval to which the Company is a party or by which any of its Assets are bound, except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Project as currently owned or operated by the Seller and its Affiliates or the Company (after giving effect to the Pre-Closing Restructuring), or otherwise prevent, materially impair or delay the ability of Seller and its Affiliates to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement or the Seller Transaction Documents; or

(d)           result in the creation or imposition of any Lien on any Assets of the Company (other than (i) Liens imposed under the Company Organizational Documents, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates), (iv) such other Liens as will be discharged in full prior to or at the Closing and (v) Permitted Liens).

Section 4.04         Governmental or Regulatory Approvals; Filings.  Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth on Section 4.04 of the Seller Disclosure Schedule, no Governmental or Regulatory Approval on the part of the Company or with respect to the Assets is required in connection with the execution and delivery by the Company of this Agreement, the Company Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, except (i) where the failure to obtain any such governmental approval would not individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, business or result of operations of the Company, (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates and (iii) those that are customarily obtained, given or made (as applicable) following the closing of transactions of this nature.

Section 4.05         Financial Statements and Condition.  Prior to the execution of this Agreement, true and complete copies of the following financial statements of Seller (the “Financial Statements”) have been made available to Purchaser:

(a)           NRG Canal LLC (Debtor-in-Possession) Financial Statements (Unaudited) for September 30, 2017 and 2016 and December 31, 2016 and 2015 (With Independent Accountants’ Report Thereon).

Except as set forth in the notes thereto, all Financial Statements were prepared in accordance with GAAP using, in all material respects, the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operations of Seller as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, normal and recurring year-end audit adjustments (the effect of which will not be material) and the absence of footnotes thereto.

Section 4.06         No Undisclosed Liabilities.

(a)           There are no Liabilities of the Company (including after giving effect to the Pre-Closing Restructuring) that would be required by GAAP to be reflected or reserved against on the balance sheet of the Company, except (a) Liabilities that are reflected on, reserved against or otherwise described in the Financial Statements, (b) Liabilities set forth on Section 4.06 of the Seller Disclosure Schedule, (c) Liabilities arising pursuant to or in connection with this Agreement or the transactions contemplated hereby or (d) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016 that are not, individually or in the aggregate, material to the Company.

(b)           The Company does not have any Indebtedness for borrowed money (including after giving effect to the Pre-Closing Restructuring).

Section 4.07         Absence of Changes.  Except for the Pre-Closing Restructuring and except as set forth on Section 4.07 of the Seller Disclosure Schedule, since December 31, 2016, (i) the Company and the Project have conducted the Business only in the ordinary course of business consistent with past practice, (ii) the Company and the Project have not taken any action (or failed to take any action) that would be prohibited by Section 6.03 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing, and (iii) there has not occurred any Company Material Adverse Effect.

Section 4.08         Compliance with Laws.  The Company and the Project are, and since January 30, 2015, have been, in compliance in all material respects with all material Orders and Laws applicable to the Company and the Project.

Section 4.09         Legal Proceedings.  Except as set forth on Section 4.09 of the Seller Disclosure Schedule, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Seller, orally against the Company or any of its Assets, and there are no Orders outstanding by which the Company or any of its Assets are bound, that (a) individually or in the aggregate, would reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, business or result of operations of the Company (including after giving effect to the Pre-Closing Restructuring) or (b) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the sale of the

Interests by the Seller under this Agreement or the performance by the Company of its obligations under this Agreement or the Company Transaction Documents.

Section 4.10         Real Property.

(a)           Section 4.10(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, the legal description of each parcel of real property owned in fee by Seller that will be owned by the Company after giving effect to the Pre-Closing Restructuring (the “Owned Real Property”).  Except as set forth on Section 4.10(a)(i) of the Seller Disclosure Schedule, Seller has and, immediately after giving effect to the Pre-Closing Restructuring the Company will have, good, valid and marketable title to the Owned Real Property, free and clear of all Liens, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, other than Permitted Liens.  True and complete copies of the deeds and other instruments (as recorded) by which the Seller acquired the Owned Real Property, in each case as amended and in effect on the date of this Agreement, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller, its Affiliates and the Company relating to the Owned Real Property, in each case previously have been made available to Purchaser.

(b)           Section 4.10(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, any Contract that the Company will be party to after giving effect to the Pre-Closing Restructuring pursuant to which Seller leases, licenses, occupies or uses real property in respect of the Project (each, a “Lease”; such real property being referred to as the “Leased Real Property” and, the Leased Real Property, taken together with the Owned Real Property, the “Real Property”).  Except as set forth on Section 4.10(b)(i) of the Seller Disclosure Schedule, prior to the Pre-Closing Restructuring Seller has and immediately after giving effect to the Pre-Closing Restructuring the Company will have a valid leasehold interest or license in the Leased Real Property, as applicable, free and clear of all Liens, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, other than Permitted Liens.  True and complete copies of each Lease previously has been made available to Purchaser.

(c)           Section 4.10(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for the Project, any Contract that the Company will be party to after giving effect to the Pre-Closing Restructuring pursuant to which Seller has subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property or any material portion thereof.

(d)           As of the date of this Agreement, except as set forth on Section 4.10(d) of the Seller Disclosure Schedule, none of the Real Property is subject to any written notice of any pending or threatened proceeding to condemn or take by power of eminent domain all or any part of the Real Property.

(e)           No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 4.11         Personal Property.  Except (i) as set forth on Section 4.11 of the Seller Disclosure Schedule, (ii) as expressly set forth in the Financial Statements, or (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company, the Company will have, as of the Closing (after giving effect to the Pre-Closing Restructuring), good and valid title to, or valid leasehold interests in, all material Tangible Personal Property used in connection with the Business, free and clear of all Liens, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, other than Permitted Liens.

Section 4.12         Intellectual Property.  Except as set forth on Section 4.12 of the Seller Disclosure Schedule, the Company will own or possess, at the Closing (after giving effect to the Pre-Closing Restructuring), adequate licenses or other valid rights to use all existing software, trade secrets, technology, trademarks, trade names, service marks and materials subject to copyright Laws currently used in the Business (the “Intellectual Property”), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company has not received any written notice that it is infringing any Intellectual Property of any other Person.  To the Knowledge of Seller, no Person is infringing upon any material Intellectual Property of the Company.

Section 4.13         Company Contracts.

(a)           Section 4.13(a) of the Seller Disclosure Schedule sets forth (assuming the Pre-Closing Restructuring occurred on the date of this Agreement) a true and complete list of the following Contracts to which the Company is a party (collectively, the “Company Contracts”):

(i)            Contracts (excluding Hedging Arrangements) involving annual aggregate consideration or payment obligations in excess of $500,000 for the purchase, exchange, sale, transportation, storage, parking, loaning, distribution, wheeling, facility or meter construction, unloading, delivery or balancing of natural gas, coal, oil or other fuel;

(ii)           Contracts involving annual aggregate consideration or payment obligations in excess of $500,000 for the future purchase, exchange or sale of electric power, capacity or ancillary services;

(iii)          Contracts for the transmission of electric power (other than any Contracts for transmission services provided under a tariff of general applicability);

(iv)          electric, oil or natural gas interconnection Contracts;

(v)           Contracts under which the Company has created, incurred, assumed or guaranteed any outstanding Indebtedness;

(vi)          Contracts relating in any way to outstanding Hedging Arrangements (A) with terms that are longer than thirty (30) days or (B) involving aggregate consideration in excess of $500,000;

(vii)         Contracts for operation and maintenance or administrative services;

(viii)        Shared facilities agreements;

(ix)          energy management agreements;

(x)           the Leases;

(xi)          Contracts that contain covenants of the Company (A) not to compete in any line of business, with any Person or in any geographical area; (B) not to offer or sell any product or service to any Person or class of Persons, (C) to offer, sell or purchase any product or service to or from any Person or class of Persons on an exclusive basis or to purchase “full requirements” from any Person or (D) granting “most favored nation” or similar rights to any Person;

(xii)         Contracts that establish any partnership, joint venture or similar arrangement involving the sharing of profits or losses with a third party;

(xiii)        Contracts with a Governmental or Regulatory Authority, except for normal and customary agreements for the provision of utilities, water or sewer that are provided on the basis of a tariff or similar generally applicable rates, terms and conditions;

(xiv)        except as described above, all Contracts that require that any Support Obligation be maintained by or on behalf of the Company;

(xv)         except as described above, all other Contracts (A) for the future sale or acquisition of any Asset or (B) that grant a right or option to purchase any Asset of the Company, other than, in each case, (x) Contracts entered into relating to any asset or property with a value of less than $500,000 for each individual Contract or $1,000,000 in the aggregate for a series of related Contracts and (y) sales or exchanges of electric power, capacity or ancillary services in the ordinary course of business;

(xvi)        any Contracts providing for indemnification by the Company or any of its Affiliates, except for any such Contract that (x) is not material to the Company, Project or Assets and (y) is entered into in the ordinary course of business;

(xvii)       all employment agreements and Contracts with natural persons that are employees, independent contractors or consultants of the Company; and

(xviii)      except as described above, all other Contracts involving annual aggregate consideration or payment obligations in excess of $500,000 for each individual Contract or $1,000,000 in the aggregate for a series of related Contracts, except sales or exchanges of electric power, capacity or ancillary services in the ordinary course of business.

(b)           Except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, as may be limited by the Enforceability Limitations or to the extent nonpayment thereof is permitted pursuant to applicable bankruptcy Law (including after giving effect to the Closing), each Company Contract will be in full force and effect and will constitute a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company, as of the Closing (after giving effect to the Pre-Closing Restructuring), except as would not, individually or in the aggregate, reasonably be expected be material to the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company. Neither the Company nor, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect any Company Contract.  True and complete copies of each Company Contract (in each case, including any applicable amendments, supplements and change orders thereto), in each case as amended, and in effect as of the date of this Agreement, have been made available to Purchaser.

Section 4.14         Taxes.  Except (i) as set forth in the corresponding subsection of Section 4.14 of the Seller Disclosure Schedule or (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(a)           As applicable, the Company has timely (i) filed all Tax Returns required to be filed and all such Tax Returns were true, correct and complete in all respects and (ii) paid all Taxes due and owing, except to the extent nonpayment thereof is permitted pursuant to applicable bankruptcy Law.

(b)           There are no audits, claims, assessments, levies, administrative or judicial action or proceedings pending, proposed in writing, or, to the Knowledge of Seller, otherwise threatened against the Company or with respect to its assets or activities by any Taxing Authority, and all deficiencies asserted and assessments made as a result of any examination by any Governmental or Regulatory Authority have been fully paid.

(c)           There are no Liens for Taxes upon any of the Assets and properties of the Company (or any equity interest therein), other than Permitted Liens.

(d)           The Company has not been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law).

(e)           All Taxes which the Company is or was obligated to withhold from amounts owed or owing to any employee, creditor or third party have been properly withheld and fully paid or properly accrued.

(f)            Within the preceding two years, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction.

(g)           With respect to Tax periods that are currently open, the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority.

(h)           The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than the Tax Matters Agreement and any agreement or arrangement not primarily related to Taxes), and the Company shall not be party to or bound by, or have an obligation under, the Tax Matters Agreement after the Closing.

(i)            Within the preceding three years, the Company has not been a member of an affiliated group filing a consolidated, combined, unitary or other similar Tax Return (other than a group the common parent of which was NRG, GenOn, the Company, or any current subsidiary of NRG).

(j)            The Company has not applied for and/or received a ruling or determination from a Tax authority regarding a past or prospective transaction of the Company within the preceding three years or with respect to a past or prospective transaction of the Company that could affect Taxes of the Company for a Post-Closing Tax Period.

(k)           At all times within the preceding three years, the Company has been properly characterized as an entity that is disregarded for U.S. federal income tax purposes and no election is pending to treat the Company as a corporation for U.S. federal income tax purposes.

(l)            Notwithstanding anything else in this Agreement to the contrary, (a) the representations and warranties in this Section 4.14 and in Section 4.15 (solely to the extent related to Tax matters) represent the sole and exclusive representations and warranties with respect to Tax matters and (b) no representation is provided with respect to any Tax matter for any Tax period (or portion of any Tax period) that begins following the Closing Date.

Section 4.15         Employee Matters.

(a)           Section 4.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Business Employees and individuals who are full-time, embedded independent contractors (or otherwise are expected to have aggregate annual billings for services to the Company (other than pursuant to the Transition Services Agreement) in excess of $25,000 in calendar year 2018) to the Company as of the most recent payroll date prior to the date hereof (provided that such date is not more than 14 calendar days prior to the date hereof), setting forth the following for each such Person, as applicable: name; job title; whether such Person is an employee or independent contractor, employment or work location; employer or contracting entity; employment commencement date; in the case of independent contractors, contract commencement and termination dates, current annual rate of compensation (including any hourly rate of pay, base salary, commission, or fee arrangements and separately identifying any bonus opportunities); employment classification (including exempt or non-exempt, and full- or part-time status); union or non-union status; current classification as either active or on leave of absence and, if on leave of absence, the type and commencement date of such leave and anticipated return-to-work date, if known; and whether employment is authorized pursuant to a pending or existing non-immigrant or immigrant visa (and if, so, the type and expiration date of such visa).  No Business Employee is employed outside of the United States, and, to the Knowledge of Seller, each Business Employee and independent contractor to the Company is legally authorized to work in the United States.  Except for the employment of the Business Employees contemplated in connection with the Pre-Closing Restructuring, the Company does not have, and has never had, any employees.

(b)           Except as disclosed on Section 4.03 or Section 4.15(b)of the Seller Disclosure Schedule, neither Seller, NRG or any of their respective Affiliates nor the Company is party to any collective bargaining agreement covering any Business Employees and there are no such agreements applicable to any Business Employee.  Except as disclosed on Section 4.15(b)(i)of the Seller Disclosure Schedule, during the past three years, (i) no petition has been filed or proceedings instituted by any labor union or other labor organization with any Governmental or Regulatory Authority seeking certification as the bargaining representative of any group of Business Employees, (ii) no demand for recognition by, or on behalf of, any labor union or other labor organization has been made with respect to any Business Employees, (iii) to the Knowledge of Seller, there has been no effort by, or on behalf of, any labor union, other labor organization, or group of employees to organize any Business Employees; and (iv) there has been no strike, work stoppage, slowdown, picketing, handbilling, or lockout against or involving any Business Employees or the Company.

(c)           With respect to the Business and Business Employees, Seller, NRG and their respective Affiliates are, and for the past three years have been, in compliance in all material respects with all Laws relating to labor and employment matters, including without limitation provisions thereof relating to wages, hours, overtime, equal opportunity, fair labor standards, nondiscrimination, whistleblower protection, workers’ compensation, unemployment, collective bargaining, affirmative action, workplace safety, immigration, classification of employees as exempt or non-exempt and as employee or independent contractor, and the payment and withholding of social security and other payroll Taxes and contributions.

(d)           Except as set forth on Section 4.15(d) of the Seller Disclosure Schedule, there are no Actions or Proceedings pending against the Company regarding employment or labor matters, and, to the Knowledge of Seller, there are no audits, examinations or investigations by any Governmental or Regulatory Authority pending or threatened against the Company regarding such matters. To the Knowledge of Seller, there are no material Actions or Proceedings threatened against the Company regarding employment or labor matters.

(e)           There has been no action, during the past ninety (90) days, that would trigger notice or other obligations to any Business Employees under the Worker Adjustment and Retraining Notification Act or similar Law (collectively, “WARN”). The Company has no material outstanding Liabilities with respect to WARN.

(f)            Section 4.15(f) of the Seller Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each material Company Employee Plan. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is, to the Knowledge of Seller, so qualified and has either received a currently effective favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and Seller has made available to Purchaser a copy of such letter. Each Company Employee Plan has been established, maintained, administered and funded in all material respects in compliance with its terms and with the requirements of applicable Law, including ERISA and the Code.  No Actions or Proceedings (other than routine claims for benefits) involving any Business Employee are pending or, to the Knowledge of Seller, threatened against or with respect to any Company Employee Plan, and there has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan, except as would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company.  Except as would not reasonably be expected to result in material Liability to the Company, all contributions, distributions, accruals, reimbursements and premium payments due with respect to each Company Employee Plan have been timely made and all contributions, distributions, accruals, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(g)           Except as set forth on Section 4.15(g) of the Seller Disclosure Schedule, no Company Employee Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (each, a “Title IV Plan”).  With respect to each Title IV Plan: (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iv) all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to Section 4007 of ERISA have been timely paid; and (v) the Company could not reasonably be expected to have any Liability thereunder after the Closing Date.  The Company has neither incurred nor reasonably expects to incur any Liability under Section 302 or Title IV of ERISA or Section 412 of the Code, including by reason of being treated as a single employer with any other entity under Sections 414(b), (c), (m) or (o) of the Code.  The Company has satisfied all of its obligations with respect to each Employee Plan that is sponsored, maintained or contributed to by Seller, the Company or any of their respective Affiliates.

(h)           Both the Company and Seller have satisfied all of their respective obligations with respect to each Employee Plan that is sponsored, maintained or contributed to by Seller, the Company or any of their respective Affiliates, and, other than liabilities or obligations contained in the collective bargaining agreements set forth on Section 4.15(b) of the Seller Disclosure Schedules, the Company has not incurred any Liability under or in connection with an Employee Plan, including any current or former Employee Plan that is or was sponsored, maintained or contributed to by Seller, the Company or any of their respective Affiliates.

(i)            Except as set forth on Section 4.15(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Business Employee or current or former director, officer, employee or other service provider of the Company to any benefit or compensation or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due, to any such current or former director, officer, employee or other service provider of the Company (ii) cause any amount paid or payable (whether in cash, in property, or in the form of benefits) to be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has no obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 4999 or 409A of the Code.

(j)            Each Company Employee Plan that is subject to Section 409A of the Code has, with respect to each Business Employee, been maintained and operated in all material respects in accordance with its terms and Section 409A of the Code.

Section 4.16         Insurance.  Section 4.16 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies in effect as of the date of this Agreement that insure the Business, operations, assets and properties of the Project.

Section 4.17         Environmental Matters.

(a)           Except as set forth on Section 4.17 of the Seller Disclosure Schedule:

(i)            The Company, since August 18, 2017, the Project and Seller with regard to the Project, since January 30, 2015, are and have been in compliance in all material respects with all applicable Environmental Laws;

(ii)           The Company, the Project and Seller with regard to the Project have obtained and possess all Environmental Permits required under applicable Environmental Laws for the conduct of their operations and the ownership, construction, maintenance, occupancy, management and operation of the Project and the Business, as of the date of this Agreement and of the Closing (after giving effect to the Pre-Closing Restructuring), Section 4.17(a)(ii) of the Seller Disclosure Schedule sets forth a true and complete list of each material Environmental Permit, and the Company, the Project and Seller with regard to the Project are as of the date of this Agreement, with respect to the Company has been since August 18, 2017 and with respect to the Project and Seller with regard to the Project have been since January 30, 2015, and will be as of the Closing (after giving effect to the Pre-Closing Restructuring), in compliance in all material respects with all terms and conditions of such Environmental Permits, timely and complete renewal applications have been submitted to Governmental or Regulatory Authorities for all such Environmental Permits, all such Environmental Permits are in full force and effect, copies of all such Environmental Permits have been made available to Purchaser prior to the date of this Agreement, are true and complete, and, except as set forth on Section 4.17(a)(ii)(z) of the Seller Disclosure Schedule, no action will need to be taken at or before Closing with regard to such Environmental Permits to maintain them in full force and effect after the consummation of the transactions contemplated by this Agreement (after giving effect to the Pre-Closing Restructuring);

(iii)          there are no Environmental Claims pending against the Company, the Project or Seller with regard to the Project;

(iv)          there is no site to which Hazardous Substances generated by the Company, the Project or Seller with regard to the Project have been transported that is the subject of any environmental action or that would be reasonably expected to result in an Environmental Claim, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(v)           no Hazardous Substances have been disposed of or released by the Company, the Project or Seller with regard to the Project on, at, from or under any Real Property, or any property owned, leased or used by the Company, the Project or Seller with regard to the Project at any time, that would reasonably be expected to be required to be investigated or remediated by the Company, the Project or Seller with regard to the Project under any Environmental Law, except, in each case, as would not reasonably be expected to result in a Company Material Adverse Effect;

(vi)          neither the Company, nor Seller with regard to the Project, is currently operating the Project under, or is subject to, any outstanding compliance or consent Order or decree issued or entered into under any Environmental Law, or any settlement agreement entered into in connection with any Environmental Law, for which the Company, the Project or Seller with regard to the Project has outstanding material obligations.

(vii)         all material environmental reports, studies or investigations regarding the Project in the possession of Seller, or the Company have been made available to Purchaser prior to the date of this Agreement.

(viii)        none of the Real Property is subject to any Lien, restriction, covenant or encumbrance issued or entered into under any Environmental Law, except for any of the foregoing that is not inconsistent with the current use of the Real Property and which does not require payment to be made as of or after the date of this Agreement in connection with an environmental condition; and

(ix)          as of the Effective Date, Seller and its Affiliates hold for the benefit of the Project the emission allowances and emission reduction credits identified on Section 4.17(a)(ix) of the Seller Disclosure Schedule.

(b)           This Section 4.17, Section 3.03(c), Section 3.04, Section 4.03(c), Section 4.04, Section 4.05, Section 4.06(a), Section 4.13(a)(xiii), Section 4.13(a)(xvi), Section 4.16, Section 4.18, Section 4.20, and Section 4.25 contain the sole and exclusive representations and warranties of Seller and/or the Company with respect to matters arising under any Environmental Laws or related to Hazardous Substances, Environmental Permits or Environmental Claims.

Section 4.18         Permits and Regulatory Matters.

(a)           Section 4.18(a) of the Seller Disclosure Schedule sets forth a true and complete list of all material Permits (including Environmental Permits) owned or held by Seller, any of its Affiliates and the Company as of the date of this Agreement that are required for the ownership, maintenance, occupancy, management and operation of the Project and the Business (collectively, with respect to the Project, the “Material Permits”), which of Seller, Seller’s Affiliates or the Company is the owner or holder thereof, the date of issuance thereof and the date of expiration thereof.  Except for Exempt Wholesale Generator status, all material Permits for the ownership, maintenance, occupancy, management and operation of the Project and the Business have been obtained by Seller, its Affiliates and the Company.  True and complete copies of all Material Permits have been made available to Purchaser prior to the date of this Agreement.  Except as set forth on Section 4.18(a) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company:

(i)            each Material Permit is valid and in full force and effect;

(ii)           the Company is in material compliance with all Material Permits held by it; and

(iii)          to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of each Material Permit.

(b)           Prior to the Closing, the Company has filed a notice of self-certification as an Exempt Wholesale Generator, which notice is effective and the Company will be an Exempt

Wholesale Generator from the Pre-Closing Restructuring, and will continue through the Closing, to be an Exempt Wholesale Generator.

(c)           The Company has received MBR Authority, which MBR Authority is in full force and effect as of the Closing.

(d)           The Company is not a “holding company” as defined in PUHCA.

Section 4.19         Affiliate Transactions.  Except as set forth on Section 4.19 of the Seller Disclosure Schedule, and other than with respect to contracts related to services provided under the Transition Services Agreement, (a) there are no material Contracts or other arrangements between the Company, on the one hand, and Seller, NRG or any officer, director or Affiliate of Seller or NRG (other than the Company), on the other hand, other than usual compensation to officer, directors and employees paid in the ordinary course of business, consistent with past practice, (b) none of Seller, NRG or any officer, director or Affiliate of Seller or NRG (other than the Company) provides, causes to be provided or holds, any Assets, services or facilities to the Company that are necessary to conduct the Business and (c) the Company does not provide or cause to be provided any material Assets, services or facilities to Seller, NRG or any officer, director or Affiliate of Seller or NRG (other than the Company).

Section 4.20         Condition and Sufficiency of Assets.

(a)           Subject to planned outages and scheduled maintenance or disclosed legal or regulatory restrictions on the Project in existence as of the date of this Agreement or on the Closing Date and except as set forth on Section 4.20(a) of the Seller Disclosure Schedule or as expressly set forth in any engineering report made available to Purchaser prior to the date of this Agreement or as would not, individually or in the aggregate, reasonably be expected to be material to the condition (financial or otherwise), assets, liabilities, business or result of operations of the Company, the Assets owned, leased, licensed or contracted by the Company (assuming the Pre-Closing Restructuring occurred on the date of this Agreement) (a) are in good working order and condition, ordinary wear and tear excepted, and (b) have been maintained in accordance with Good Industry Practice.

(b)           Except as set forth on Section 4.20(b) of the Seller Disclosure Schedule, and other than services provided under or pursuant to the Transition Services Agreement, the Assets owned, leased, licensed or contracted by the Company (assuming the Pre-Closing Restructuring occurred on the date of this Agreement) are sufficient for the continued conduct of the Business and the operation of the Project after the Closing in all material respects in substantially the same manner as conducted and operated prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business and operate the Project as currently conducted and operated.

Section 4.21         ISO Good Standing. Prior to Closing, GenOn Energy Management, LLC will be a market participant of ISO New England on behalf of the Company.  Neither Seller, its Affiliates nor the Company have received any notice, and do not have any reason to believe, that ISO New England deems GenOn Energy Management, LLC to be ineligible to be a market participant of ISO New England on behalf of the Company, or to fail to satisfy or to be in default or breach of any of the terms, conditions or provisions of the ISO New England tariffs on file with FERC.

Section 4.22         Hedging Arrangements.  Section 4.22 of the Seller Disclosure Schedule sets forth a true and complete list of all outstanding Hedging Arrangements of the Company with terms longer than thirty (30) days or involving consideration in excess of $500,000 as of the date of this Agreement and, as supplemented pursuant to Section 6.07, as of the Closing.

Section 4.23         Inventory. Except as would not, individually or in the aggregate, be material to the condition (financial or otherwise), assets, liabilities, business or result of operations of the Company, immediately after giving effect to the Pre-Closing Restructuring and excluding for the purposes of this representation any inventory consisting of natural gas, coal, oil or other fuel (i) all inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, (ii) all such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis, and (iii) the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.24         Brokers.  Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by GenOn, no broker, finder or agent acting on behalf of the Company, any of its Affiliates or any of its stakeholders is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates (including, after the Closing, the Company).

Section 4.25         Planned Major Maintenance.  The planned maintenance activities set forth on Section 4.25 of the Seller Disclosure Schedule are substantially on schedule in accordance with the schedules set forth on Section 4.25 of the Seller Disclosure Schedule except as would not be material to the condition (financial or otherwise), assets, liabilities, business or result of operations of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Seller concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (in accordance with Section 13.18), Purchaser hereby represents and warrants to Seller as follows:

Section 5.01         Legal Existence.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is qualified to do business and is in good standing in the states that the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to Purchaser’s ability to perform its obligations hereunder or under other agreements and instruments to be executed and delivered by Purchaser in connection with this Agreement (the “Purchaser Transaction Documents”).  Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Purchaser Transaction Documents, including to purchase the Interests pursuant hereto.

Section 5.02         Authority.  The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the Purchaser Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of Purchaser.  This Agreement and each of the Purchaser Transaction Documents has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by the Enforceability Limitations.

Section 5.03         No Conflicts.  Except as described on Section 5.03 of the Purchaser Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 5.04 of the Purchaser Disclosure Schedule have been obtained, the execution and delivery by Purchaser of, and the performance of its obligations under, this Agreement, the Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of any Governance Document of Purchaser;

(b)           conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or

(c)           (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any material Contract, Permit or Governmental or Regulatory Approval to which Purchaser is a party or by which any of its assets and properties is bound.

Section 5.04         Governmental or Regulatory Approvals.  Except as set forth in Section 5.04 of the Purchaser Disclosure Schedule, no Governmental or Regulatory Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement, the Purchaser Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring.

Section 5.05         Legal Proceedings.  There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its assets or properties that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the purchase by Purchaser of the Interests under this Agreement or the performance by Purchaser of its obligations under this Agreement or the Purchaser Transaction Documents.

Section 5.06         Investment Representations.  Purchaser is a knowledgeable and sophisticated investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment contemplated hereunder.  Purchaser understands that (a) the purchase and sale of the Interests under this Agreement will not be registered or qualified under the Securities Act of 1933, as amended, or any state securities or blue sky Laws, (b) there is no public market for the Interests and it is not anticipated that there shall be and (c) the Interests must be held, and Purchaser must continue to bear the economic risk of the investment in the Interests, until the Interests or the sale thereof, as applicable, are subsequently registered under the Securities Act and any applicable state or non-U.S. securities Laws or an exemption from registration is available.  The Interests are being acquired by Purchaser for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act, as amended, or any applicable state securities or blue sky Laws.

Section 5.07         Brokers.  No broker, finder or agent acting on behalf of Purchaser or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Seller or its Affiliates.

Section 5.08         Financing.

(a)           Purchaser has received and accepted an executed commitment letter dated as of the date of this Agreement (together with each exhibit, annex, schedule or other attachment thereto, as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.06(b), the “Debt Commitment Letter”) from the lenders party thereto (including any lenders who become party thereto by joinder in accordance with the terms thereof) (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein, which is the full amount of the debt financing required to consummate the transactions contemplated by this Agreement (such debt financing and any permitted Alternative Debt Financing, the “Debt Financing”).  Purchaser has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, the Equity Commitment Letter and a customary redacted (i.e. redacted as to pricing terms, market flex and other economic terms) version of the fee letter referred to in the Debt Commitment Letter (and none of such redacted portions would adversely affect the amount, conditionality or availability of the Debt Financing) (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.06(b), the “Fee Letter”).  The Commitment Letters have not been amended or modified prior to the date of this Agreement and no such amendment or modification that could reasonably be expected to impact the conditionality or aggregate amount of the Financing is contemplated.  As of the date of this Agreement, (a) the respective commitments contained in the Commitment Letters have not been withdrawn, modified, amended, terminated or rescinded in any respect and(b) no such withdrawal, termination, rescission, amendment or modification is contemplated (other than amendments and modifications permitted under Section 7.06(b)).  Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders or Equity Financing providers to provide the Financing or any contingencies that would permit the Lenders or Equity Financing providers to reduce the total amount of the Financing.  There are no agreements, side letters or other arrangements relating to the Financing to which Purchaser or any of its Affiliates is a party that could impose conditions to the funding of the Financing, other than those set forth in the Commitment Letters.  As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligations of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.  Assuming the Financing is funded in accordance with the Commitment Letters and the accuracy of the representations and warranties of Seller and the Company set forth in this Agreement and performance by each of them of their respective obligations hereunder, as of the date of this Agreement, Purchaser is able to, and does not have any reason to believe that it will be unable to, satisfy on a timely basis any term or condition to the initial funding of the Financing on the Closing Date contained in the Commitment Letters required to be satisfied by it.  Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters and the Fee Letter, will provide Purchaser with cash on the Closing Date, together with available cash, sufficient to consummate the transactions contemplated by this Agreement (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby).  As of the date of this Agreement, Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters or the Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date when such amounts are due.

(b)           The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

Section 5.09         Exon-Florio.  Purchaser is not deemed a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, or any executive orders, rules or regulations relating thereto.

ARTICLE VI
COVENANTS RELATING TO SELLER AND THE COMPANY

The Parties agree for the benefit of Purchaser, except to the extent Purchaser may otherwise consent in writing (other than with respect to obligations of Purchaser), as follows:

Section 6.01         Investigation by Purchaser.  From the date of this Agreement until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Seller and the Company shall, provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, consultants, contractors, agents and accountants of the Company and its assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company.  Notwithstanding the foregoing, Seller and the Company shall not be required to furnish any such information where the furnishing of such information would (a) violate any Law, Order, Permit or Governmental or Regulatory Approval applicable to Seller, the Company or any of their Affiliates, assets and properties, including the Project, (b) result in the loss of attorney-client privilege with respect to such information, (c) result in a breach of a Contract to which Seller, the Company or any of their respective Affiliates are a party or (d) result in the disclosure of any trade secret, proprietary or confidential information of third parties (including any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids).  Seller shall have the right to have a representative present at all times during any such inspection, interview or examination by Purchaser and/or its Representatives conducted at or on the offices or other facilities or properties of the Company and to impose reasonable restrictions and requirements for liability and safety purposes.  Nothing in this Section 6.01 shall entitle Purchaser to conduct any sampling, monitoring or other surface, subsurface or invasive investigation, assessment or analysis of soil, groundwater, building materials, ambient air, or other environmental media or emissions on any Real Property owned or leased by the Company without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

Section 6.02         Conduct of Business.  From the date of this Agreement until the Closing, except with respect to the Pre-Closing Restructuring, Seller and the Company shall, conduct the Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to conduct the Business consistent with Good Industry Practice.

Section 6.03         Certain Restrictions.  From the date of this Agreement until the Closing, Seller shall cause the Company to, and the Company (and with respect to clause (x) Seller and its Affiliates) shall, refrain from taking any of the following actions, except (a) with respect to those matters set forth on Section 6.03 of the Seller Disclosure Schedule, (b) in order to effectuate the Pre-Closing Restructuring, (c) as expressly permitted or required by this Agreement, (d) with Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (e) as required by Law or the terms of any Permit or (f) as expressly contemplated by or required to be taken under any Company Contract:

(i)              amending the Company Organizational Documents of the Company or taking any action with respect to any recapitalization, reorganization, liquidation, dissolution or winding up of the Company;

(ii)               authorizing, issuing, selling or otherwise disposing of any equity interests of, or any Option with respect to, the Company, or modifying or amending any right of any holder of outstanding equity interests of, or Options with respect to, the Company;

(iii)              acquiring any assets or properties or disposing of any assets or properties of the Company (including any Leases or agreements permitting others to occupy the Owned Real Property or Leased Real Property), except for (A) acquisitions of spare parts or assets other than real property valued at less than $500,000 individually or $1,000,000 in the aggregate, or (B) (1) the purchase or sale of natural gas, power, transmission or ancillary services or (2) chemicals and other supplies relating to the operation and maintenance of the Project, in the case of each of clauses (1) and (2) in the ordinary course of business.

(iv)              incurring any material Liens or permitting any material Liens to be imposed (or, with respect to real property, incurring any Liens or covenants of record or permitting any Liens or covenants of record to be imposed) on any Assets and properties of the Company (other than Permitted Liens, and in the case of the Interests, only (A) Liens imposed under the Company Organizational Documents, (B) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (C) encumbrances that arise out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates, and (D) such other Liens as will be discharged in full by Seller prior to or at the Closing);

(v)               (A) entering into, amending, modifying or terminating (partially or completely and other than pursuant to the expiration of the term thereof) in any material respect any Company Contract (or any Contract that, if in existence on the date of this Agreement would have been required to be disclosed on Section 4.13(a) of the Seller Disclosure Schedule), other than, in each case, the entering into, amendment, modification or termination (whether partial or complete) of any Hedging Arrangements in the ordinary course of business of the Company and in compliance with the Risk Policies, subject to the limitations set forth in Section 6.03(xviii); or (B) failing to renew the Contracts set forth on Section 6.08 of the Seller Disclosure Schedule, other than in accordance with Section 6.08;

(vi)              except (A) Indebtedness for borrowed money under a credit facility that will be repaid at or prior to Closing, (B) as may be required under Company Contracts, or (C) intercompany debt or pursuant to advances made by Seller or its Affiliates to the Company that will be repaid at or prior to Closing, voluntarily incurring Indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts of any Indebtedness discharged during such period);

(vii)             failing to maintain the Company’s limited liability company existence or consolidating or merging with any other Person;

(viii)            making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $1,000,000, excluding any major maintenance costs that are capitalized under the Company’s accounting policy consistent with past practices;

(ix)              canceling, compromising, settling, assigning or transferring any dispute or claim that would reasonably be expected to result in a non-current liability exceeding $500,000 becoming due from the Company after the Closing or restrictions or limitations that materially and adversely affect the Company’s ability to conduct business after the Closing;

(x)               hiring any individual who would be a Business Employee, or terminating the employment of any Business Employee (other than for cause), whose annual cash compensation is expected to exceed, or previously exceeded, $100,000, or making any material change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay or accelerate the vesting, payment or funding of, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Company, except to the extent required by any Company Employee Plan in existence as of the date hereof;

(xi)              hiring any individual as an employee (excluding, for the avoidance of doubt, the transfer of the Business Employees to the Company pursuant to Section 2.08);

(xii)             adopting, becoming party to, amending or terminating any Company Employee Plan (or any arrangement that would be a Company Employee Plan if in effect on the date hereof);

(xiii)            recognizing any labor union or becoming party to, modifying, or amending any collective bargaining agreement (including any related memorandum of understanding, letter of agreement, or other ancillary agreement thereto) except as required by applicable Law;

(xiv)            except as may be required to meet the requirements of applicable Law or GAAP, changing any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the Business of the Company;

(xv)             changing any material election with respect to non-Income Taxes, including any new material election with respect to non-Income Taxes that is inconsistent with past practices, changing any material method of non-Income Tax accounting, changing a non-Income Tax accounting period, filing any material amended non-Income Tax Return, entering into any closing agreement with respect to material non-Income Taxes, settling any material non-Income Tax claim or assessment, surrendering any right to claim a refund of material non-Income Taxes, consenting to any extension or waiver of the limitation period applicable to any material non-Income Tax claim or assessment, or failing to pay any material non-Income Taxes as such non-Income Taxes become due and payable (unless such amounts are being contested in good faith or nonpayment thereof is permitted pursuant to applicable bankruptcy Law), in each case, to the extent any such action would result in the Company owing a material non-Income Tax that it would not otherwise owe in the absence of such action;

(xvi)            failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(xvii)           amending any Material Permit or Environmental Permit, or agreeing to a stipulation or settlement with a Governmental or Regulatory Authority relating to any Material Permit or Environmental Permit, other than routine renewals that do not impose additional material limitations on the Business of the Company;

(xviii)          entering into any Hedging Arrangement or any power or gas transaction, or any financial transaction that is (A) not in compliance with any Risk Policy made available to Purchaser prior to the date of this Agreement or that requires the approval of, or consent by the Board or (B) not in compliance with the derivatives plan set forth on Section 6.03 of the Seller Disclosure Schedule;

(xix)            entering into, amending or modifying any Support Obligation in a manner that would result in the aggregate outstanding amount of Support Obligations maintained by or on behalf of the Company as of the Closing being increased by more than $500,000 as compared to the aggregate outstanding amount of Support Obligations maintained by or on behalf of the Company as of the date of this Agreement reflected on Section 6.12 of the Seller Disclosure Schedule; or

(xx)             agreeing or committing to do or engage in any of the foregoing.

Notwithstanding anything else contained in this Section 6.03, (A) Seller and the Company may take any actions consistent with Good Industry Practice with respect to emergency situations or to comply with the terms of any Company Contract so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business consistent with past practices and (B) Seller and the Company shall have no obligation to enter into any Contract, including any Hedging Arrangements.

Section 6.04         Governmental Approvals; Third Party Consents.

(a)           From the date of this Agreement until the Closing, Seller and the Company shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Seller to perform their obligations under this Agreement, including with respect to the Pre-Closing Restructuring and including those set forth on Section 3.03, Section 3.04, Section 4.03, Section 4.04 and Section 4.17(a)(ii)(z) of the Seller Disclosure Schedule, and to consummate the transactions contemplated hereby.

(b)           Seller and the Company shall promptly notify Purchaser of any oral or written communication they receive from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Purchaser to review and comment in advance any communication proposed to be made by Seller or the Company to any Governmental or Regulatory Authority, including comments about factual information regarding the Company and its operations immediately after Closing, provide Purchaser with a reasonable period of time for such review and comment, revise proposed communications to incorporate reasonable comments from Purchaser, and provide Purchaser with copies of all material correspondence, filings or other communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of their staff, on the other hand.

(c)           Seller shall file a motion with the Bankruptcy Court seeking approval of a Final Order (i) approving modification of the Plan under Section 1127 of the Bankruptcy Code to authorize the Seller to file, execute and consummate the Agreement, (ii) confirming that the Seller has obtained all necessary consents and approvals under the Plan for entry into the Agreement as a Third-Party Sale Transaction, including by obtaining agreements not to exercise negative consent rights from certain requisite GenOn noteholders, and that the Seller is permitted under the Plan and the Confirmation Order to enter into the Agreement as a Third-Party Sale Transaction, and (iii) confirming that the Agreement constitutes a Third-Party Sale Transaction under the Plan that is free and clear of any liens, claims, interests, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code and entitled to all benefits and protections under the Plan and Confirmation Order, including, without limitation, that neither Purchaser nor any of its Affiliates shall be deemed a successor of the Debtors, which order shall be in form and substance reasonably satisfactory to both the Purchaser and Seller (the “Final Sale Order”) promptly and in any event within ten (10) Business Days after the date hereof and shall use commercially reasonable efforts to have the Final Sale Order approved as soon as possible thereafter; provided that nothing herein shall require Seller to make such filing or obtain such approval on an emergency basis.

Section 6.05         Governmental Filings.

(a)           FPA.  Seller and the Company shall consult and cooperate with Purchaser in the timely preparation and joint filing of the FERC application by the Parties for approval of the transactions contemplated herein under Section 203(a) of the FPA, such cooperation to include each Party providing any information reasonably requested by the other Party to comply with FERC’s regulations at 18 C.F.R. Part 33. Seller, and the Company shall, promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b)           HSR.  Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), Seller and the Company shall take all actions reasonably necessary to make the filings required of Seller under the HSR Act and thereafter shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any request for additional information received by Seller, the Company or their Affiliates or Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.  Seller and the Company shall reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act.  Seller shall request, and shall cooperate with Purchaser in requesting, early termination of any applicable waiting period under the HSR Act.

Section 6.06         Dividends and Distributions.  Notwithstanding anything herein to the contrary, Seller and the Company shall cause the Company to distribute all cash held by the Company to Seller prior to the Closing.

Section 6.07         Supplemental Disclosure; Notice of Changes.

(a)           Seller, by written notice to Purchaser, shall have the right from time to time prior to the Closing to supplement or amend the Seller Disclosure Schedule with respect to any matter first occurring or first existing after the date of this Agreement that (i) if existing at the date of this Agreement would have been required to be set forth or described in the Seller Disclosure Schedule and (ii) does not result from Seller’s breach of, or Seller’s or the Company’s failure to comply with, any covenant or agreement in this Agreement.  To the extent that the facts underlying any such supplemental or amended disclosure would cause the condition set forth in Section 9.01 to be breached at the Closing (if such supplemental or amended disclosure did not amend the Seller Disclosure Schedule), then Purchaser shall have ten (10) Business Days from receipt of such supplemental or amended disclosure to terminate this Agreement; if Purchaser does not so terminate this Agreement, then such supplemental or amended disclosure shall be deemed to have cured any such inaccuracy of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 9.01 have been satisfied.

(b)           From and after the date of this Agreement until the Closing Date, each Party shall notify the other Parties in writing as promptly as commercially practicable, but within five (5) Business Days, if such Party becomes aware of (i) any circumstance, fact, development, change, event, effect or occurrence that has resulted in, or would reasonably be expected to result in, any failure to achieve the conditions set forth in Article IX or Article X prior to the Termination Date; (ii) in the case of notifications by Seller to Purchaser, any circumstance, fact, development, change, event, effect or occurrence that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (iii) in the case of notifications by Seller to Purchaser, any Casualty Loss or Condemnation, (iv) any written notice from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and (v) any written notice from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement.  Subject to Section 6.07(a), the receipt of information pursuant to this Section 6.07(b) shall not operate as a waiver of any conditions set forth in Article IX or Article X.

Section 6.08         Termination of Agreements.  Seller and the Company, as applicable, shall terminate those agreements set forth on Section 6.08 of the Seller Disclosure Schedule, in each case, at or prior to the Closing. Notwithstanding any notice period set forth on Section 6.08 of the Seller Disclosure Schedule, Seller and the Company shall, provide termination notice to the counterparties of those agreements set forth on Section 6.08 of the Seller Disclosure Schedule within five (5) days of receipt of Purchaser’s request.

Section 6.09         Financing Cooperation.

(a)           Seller and the Company shall use their commercially reasonable efforts to provide, and shall use their commercially reasonable efforts to cause their respective

Representatives to provide, to Purchaser and its Affiliates all cooperation reasonably requested by Purchaser in connection with the Debt Financing (for purposes of this Section 6.09, such term shall be deemed to include any Alternative Debt Financing) including using commercially reasonable efforts with respect to: (a) assistance with and participation by those Persons listed on Section 1.01(b) of the Seller Disclosure Schedule in the marketing efforts related to the Debt Financing; (b) assistance with the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors; (c) delivery to Purchaser and its Financing Sources as promptly as reasonably practicable of the Financing Deliverables, the Financial Statements and such financial information relating to the Company customary or reasonably necessary for the completion of the Debt Financing to the extent reasonably requested by Purchaser in connection with the preparation of customary offering or information documents to be used for the Debt Financing; (d) assistance by their independent auditors in cooperating with the Financing Sources by providing customary assistance with the due diligence activities of the Purchasers and the Financing Sources; (e) ensuring that the Debt Financing benefits from the existing lending relationships of the Company and the Company’s subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Seller (or its Affiliates), the Company agrees that Seller and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Seller, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing. Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company, the Company shall not be required to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation in connection with the Debt Financing prior to the Closing.  The Company shall not be required to issue any offering information document.  The Company hereby consents to the use of the Company’s logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Seller or the Company or the reputation or goodwill of the Company.

(b)           None of Seller, the Company (prior to the Closing), their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to liability or to pay any commitment or other similar fee or make any other payment or incur any other liability in connection with the Debt Financing, the Securities Requirements or their performance of their respective obligations under this Section 6.09 or any information utilized in connection therewith, except, solely in the case of the Company, unless contingent upon or becoming effective substantially concurrently with the Closing. Purchaser shall indemnify and hold harmless the Company (prior to Closing) and Seller and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.09 and any information (other than information furnished in writing by or on behalf of the Company expressly for use in connection with offering documents or prospectuses or other marketing materials for the Debt Financing or the Securities Requirements) utilized in connection therewith (other than to the extent such Loss arises from the bad faith, gross negligence or willful misconduct of the Company, its Affiliates or any of their respective Representatives), and this indemnification shall survive termination of this Agreement and the Company and Seller’s Affiliates and Representatives shall be third party beneficiaries of this sentence.  Purchaser shall, promptly upon request of the Company, reimburse Seller, the Company (prior to the Closing), or their Affiliates, as the case may be, for all out-of-pocket costs and expenses incurred by Seller, the Company (prior to Closing) or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 6.09.

Section 6.10         Books and Records.  The Company shall (a) deliver to Purchaser, as soon as practicable, at or promptly following the Closing the books and records of the Company to the extent not located at any of the Project sites and (b) assign any Project Confidentiality Agreements, to the extent assignable.  In the event that any Project Confidentiality Agreements are not assignable, the Company shall take commercially reasonable efforts to cause its applicable Affiliates to enforce their rights under the Project Confidentiality Agreements against the counterparties thereto.

Section 6.11         Title Insurance.  Seller shall use commercially reasonable efforts to assist Purchaser in obtaining a title insurance policy in form and substance reasonably approved by Purchaser insuring (a) fee ownership of the Owned Real Property in the name of the Company, and (b) a leasehold interest in the Leased Real Property in the name of the Company, and Seller shall, and shall cause the Company to, execute and deliver such documents and instruments as the applicable title insurance company may reasonably require in connection therewith.

Section 6.12         Replacement of Security.  Purchaser shall use all commercially reasonable efforts to replace, not later than thirty (30) days after the Closing Date, all of the Support Obligations set forth on Section 6.12 of the Seller Disclosure Schedule, with new letters of credit, guaranties, or other security for post-Closing Date business operations of the Company so as to enable Seller or its applicable Affiliate to secure a release of the corresponding Support Obligations with respect to Seller or such applicable Affiliate. If Purchaser is unable to replace any Support Obligations by the Closing Date, Purchaser shall continue to use commercially reasonable efforts to obtain and deliver to Seller as promptly as practicable after the Closing a full and unconditional release of all of the obligations of Seller and its Affiliates under any of the Support Obligations that remain outstanding after the Closing (the “Continuing Support Obligations”). Purchaser agrees to and shall reimburse and indemnify Seller or such applicable Affiliate for all amounts paid and expenses incurred by Seller or such applicable Affiliate from and after the Closing Date under or in connection with any demand upon any of the Support Obligations related to post-Closing Date transactions and shall reimburse Seller or its applicable Affiliate upon demand for Seller’s or such applicable Affiliate’s out-of-pocket costs for providing such corresponding Support Obligations for the period beginning on the Closing Date and continuing until Purchaser has replaced such Support Obligation so as to enable Seller or its applicable Affiliate to secure a release of such Support Obligation. So long as Purchaser is in compliance with its obligations under this Section 6.12, Seller shall, and shall cause its Affiliates to, maintain in place (including renewing and replacing, as necessary) such Support Obligations until Purchaser shall have secured a release thereof.

Section 6.13         No Solicitation of Other Proposals.  Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the Project, (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any entity having an interest in the Project or (c) the sale, lease, exchange or other disposition of the Project.

Section 6.14         Canal 3 Options.  Seller shall not, and shall not permit any of its Affiliates to, (a) exercise the option to acquire all of NRG and its Affiliates’ interest in Canal 3 pursuant to that certain Cooperation Agreement dated as of December 14, 2017, by and between Seller and NRG or (b) solicit, offer, initiate, conduct or engage in any action to facilitate any acquisition in any form of Canal 3 by Seller or such Affiliates.

Section 6.15         Transaction Cooperation.  From the Effective Date until the Closing Date, the Seller and the Company shall use their commercially reasonable efforts to transfer to Purchaser, or to third party service providers designated by Purchaser, all services performed by Seller or its Affiliates on behalf of the Company.

ARTICLE VII
COVENANTS RELATING TO PURCHASER

The Parties agree for the benefit of Seller and the Company, except to the extent Seller may otherwise consent in writing, as follows:

Section 7.01         Governmental Approvals; Third Party Consents.

(a)           From the date of this Agreement until the Closing, Purchaser and its Affiliates shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings, including any joint filings with Seller and the Company, with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Purchaser to perform its obligations under this Agreement (including those set forth in Section 4.04 of the Seller Disclosure Schedule and Sections 5.03 and 5.04 of the Purchaser Disclosure Schedule) and to consummate the transactions contemplated hereby.

(b)           Purchaser shall promptly notify Seller of any oral or written communication it receives from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Seller to review in advance any communication proposed to be made by Purchaser to any Governmental or Regulatory Authority and provide Seller with copies of all material correspondence, filings or other communications between its or any of its Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of its staff, on the other hand.

Section 7.02         Governmental Filings.

(a)           FPA.       Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), Purchaser shall take all actions reasonably necessary to prepare, in consultation with Seller, an application under Section 203(a) of the FPA for approval of the transactions contemplated herein, which shall be submitted to FERC jointly by Seller, Purchaser and the Company.  Purchaser shall reasonably cooperate with Seller in connection with the preparation and filing of such application.  Purchaser shall promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b)           HSR.  Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement), Purchaser shall take all actions reasonably necessary to make the filings required of Purchaser under the HSR Act and thereafter shall use reasonable best efforts to promptly comply with, or cause to be complied with, any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.  Purchaser shall reasonably cooperate with Seller in connection with Seller’s filing under the HSR Act.  Purchaser shall request, and shall reasonably cooperate with Seller in requesting, early termination of any applicable waiting period under the HSR Act.

Section 7.03         Insurance.  Purchaser shall be solely responsible from and after the Closing for providing insurance to the Company and the Project for events or occurrences occurring after the Closing.  Purchaser acknowledges that all insurance arrangements maintained by the Company and its Affiliates for the benefit of the Company shall be terminated as of the Closing and no further business interruption, property or liability shall be covered under any such insurance arrangements.

Section 7.04         Managers and Officers.  Purchaser acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or who, at the request of the Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Employee”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Company Organizational Documents in effect as of the date of this Agreement (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Employees’ rights, or the Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

Section 7.05         Investigation by Purchaser; No Other Representations; Non-Reliance of Purchaser.  Purchaser has substantial familiarity with the Business of the Company and understands the risks inherent therewith.  Furthermore, Purchaser (for itself and on behalf of its Affiliates and Representatives), has conducted an independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and Purchaser, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Company for such purpose.  In entering into this Agreement, except for the specific representations and warranties expressly made by Seller in Article III and the Company in Article IV (in each case, as modified by the Seller Disclosure Schedules), Purchaser (for itself and on behalf of its Affiliates and Representatives) acknowledges that: (a) none of the Company, Seller or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, the Company, or the Business, Project, assets, liabilities, operations, prospects or condition (financial or otherwise) thereof, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the veracity, accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Purchaser or its Affiliates or their advisors or Representatives or made available to Purchaser, its Affiliates or their advisors or Representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby; (b) it is specifically disclaiming any such other representations or warranties that may have been made by any Person, and acknowledges that the Company, Seller and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; and (c) it is specifically disclaiming any obligation or duty by the Company, Seller or any of their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV, except to the extent disclosure is required pursuant to this Agreement.  Purchaser shall indemnify and hold harmless the Company (prior to Closing) and Seller and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the access, investigation, verification review and analysis of the Company by Purchaser, its Affiliates, Representatives and advisors.

Section 7.06         Debt Financing.

(a)           Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including all “market flex” provisions thereof), (ii) satisfy (or, if deemed advisable by Purchaser, obtain the waiver of) on a timely basis, taking into account the expected timing of the Marketing Period, all conditions in the Debt Commitment Letter, Fee Letter and such Definitive Agreements (including payment of all fees and expenses) and comply with its obligations thereunder, (iii) maintain in effect the Commitment Letters and Fee Letter in accordance with their terms and (iv) enforce its rights under the Commitment Letters, the Fee Letter and the Definitive Agreements, as applicable, in the event of any breach or purported breach thereof.  Purchaser shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Commitment Letters or in any Definitive Agreement related to the Debt Financing.

(b)           Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letters and any Definitive Agreements.  Purchaser shall give Seller prompt notice of any material breach (or alleged or purported material breach) by any party to the Commitment Letters of which Purchaser has become aware or any termination (or alleged or purported termination) of the Commitment Letters.  Purchaser shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Debt Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (x) would materially delay the occurrence of the Closing, taking into account the expected timing of the Marketing Period, (y) reduces the aggregate amount of the Financing (except as contemplated by the Commitment Letters) or (z) adds new conditions or amends the existing conditions to the drawdown of the Financing, unless Purchaser has available cash sufficient to consummate the Closing.  Notwithstanding the foregoing, failure to obtain the Financing and compliance by Purchaser with this Section 7.06(b) shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c)           In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex provisions”) contemplated in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, Purchaser will (i) as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to Purchaser than those contained in the Debt Commitment Letter and the Fee Letter that the Alternative Debt Financing would replace (taking into account any flex provisions) from the same or other sources and that do not include any incremental conditionality to the consummation of such Alternative Debt Financing that are more onerous to Purchaser, Seller and the Company (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letter in effect as of the date of this Agreement and (ii) as soon as commercially practicable notify Seller of such unavailability and the reason therefor.

(d)           For purposes of the foregoing Section 7.06(a) through Section 7.06(c), (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) and engagement letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance with this Section 7.06, and (iii) the term “Lenders” shall be deemed to include any lenders providing the Alternative Debt Financing arranged in compliance herewith. Purchaser shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Purchaser shall provide Seller with reasonably prompt notice of (x) any breach, or default by any Financing Source party to any Debt Commitment Letters that the Chief Financial Officer, Chief Executive Officer or General Counsel of Purchaser gains actual knowledge and that such Chief Financial Officer, Chief Executive Officer or General Counsel reasonably believes would result in a Debt Financing Failure and (y) the receipt of written notice or oral notice (only to the extent that the Chief Financial Officer, Chief Executive Officer or General Counsel of Purchaser has actual knowledge of such oral notice) from any Financing

Source party to any Debt Commitment Letters with respect to any breach or default or, termination or repudiation by such Financing Source resulting in a Debt Financing Failure.

(e)           Notwithstanding the foregoing or anything contained in this Agreement, Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of the Financing.

Section 7.07         Canal 3 Transaction Closing.  Purchaser shall use commercially reasonable efforts to cause its Affiliates to close the transactions contemplated by the Canal 3 PSA and satisfy all closing conditions thereto; provided, however, that Purchaser, at Purchaser’s sole discretion, may cure any breach of this Section 7.07 by waiving the condition in Section 9.10 within 10 Business Days of receiving notice of such breach from Seller (and such breach shall not be deemed to be a breach of this Agreement for purposes of the other provisions of this Agreement unless such breach is uncured as of the expiration of such cure period); and provided, further, that if the Canal 3 PSA is terminated due to a failure by Purchaser to cause its Affiliates to obtain financing to consummate the transactions contemplated by the Canal 3 PSA (a “Canal 3 Financing Failure”), then Section 9.10 shall be deemed waived.  Purchaser shall promptly give notice to Seller of any anticipated delays or issues satisfying the condition in Section 9.10.  Notwithstanding the foregoing, Purchaser shall not and shall cause its Affiliates not to (i) amend or waive any term or provision of the Canal 3 PSA (including, for the avoidance of doubt, any exhibits, schedules or annexes thereto) if such amendment or waiver would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by the Canal 3 PSA, unless Purchaser waives Section 9.10 simultaneously with such amendment or waiver or (ii) agree to amend the Canal 3 PSA to extend the Termination Date (as defined in the Canal 3 PSA) without the prior written consent of Seller.

Section 7.08         Financial Assurances.  With respect to any Contract or Lease that is assumed by or assigned to Company after giving effect to the Pre-Closing Restructuring, Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each such Contract or Lease.  Purchaser and Seller agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under such Contract or Lease, such as furnishing timely requested and factually accurate affidavits and other documents or information for filing with the Bankruptcy Court and making Purchaser’s employees and Representatives available to testify before the Bankruptcy Court.

ARTICLE VIII
ADDITIONAL COVENANTS

Section 8.01         Casualty.

(a)           If any of the Assets of the Company are damaged or destroyed by casualty loss after the date of this Agreement and prior to the Closing (each such event, a “Casualty Loss”), and the cost of restoring, repairing or replacing such damaged or destroyed Assets to a condition reasonably comparable to their prior condition not taking into account insurance (such amount with respect to any Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Seller, the “Restoration Cost”) is greater than $3,200,000 but does not exceed

$32,000,000, Seller may elect to (i) reduce the amount of the Closing Purchase Price by the Restoration Cost, less the amount of any insurance proceeds actually received by the Company for such restoration, or (ii) restore, repair or replace the assets or properties relating to such Casualty Loss to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser.  If Seller elects to reduce the Closing Purchase Price pursuant to clause (i) above, such Casualty Loss shall not affect the Closing.  If Seller elects to restore, repair or replace the assets or properties pursuant to clause (ii) above, then Seller will complete or cause to be completed, using commercially reasonable efforts, the repair, replacement or restoration of the damaged assets or property in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and Seller (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date and such postponement shall not affect Purchaser’s rights to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c)).  If Seller does not make any such election by the earlier of forty-five (45) days after the date of such Casualty Loss and the date that is ten (10) Business Days prior to the Termination Date, Purchaser may elect to (x) terminate this Agreement pursuant to Section 12.01(b)(iii) within ten (10) Business Days after the end of such time period by written notice to Seller or (y) reduce the amount of the Closing Purchase Price by the Restoration Cost, less the amount of any insurance proceeds actually received by the Company for such restoration.  If the Restoration Cost is in excess of $32,000,000 then Seller or Purchaser may, by notice to the other Party, terminate the Agreement pursuant to Section 12.01(b)(iii).  If the Restoration Cost is $3,200,000 or less, (1) neither Purchaser nor Seller shall have the right or option to terminate this Agreement pursuant to Section 12.01(b)(iii) and (2) there shall be no reduction in the amount of the Closing Purchase Price.  In the event of a Casualty Loss, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss and shall cause any such insurance proceeds to be contributed or assigned to the Company that has suffered such Casualty Loss (provided that in the event the Closing Purchase Price is reduced due to such Casualty Loss, and such Purchase Price reduction does not take into account such insurance proceeds, or Seller elects to restore, repair or replace the assets or properties pursuant to clause (ii) above then any such insurance proceeds that are received by the Company following the Closing shall be promptly remitted to Seller).

(b)           To assist Purchaser in its evaluation of any and all Casualty Losses (including Restoration Costs), Seller shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

Section 8.02         Condemnation.

(a)           If any of the Assets of the Company are taken by condemnation or the power of eminent domain (each, a “Condemnation”) after the date of this Agreement and prior to the Closing, and the cost of restoring or replacing such Assets to a condition reasonably comparable to their prior condition not taking into account any condemnation award (such amount with respect to any Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Seller, the “Condemnation Value”) is greater than $3,200,000 but does not exceed $32,000,000, Seller may elect to (i) reduce the amount of the Closing Purchase Price by such Condemnation Value, less the amount of any condemnation award actually received by the

Company or (ii) restore or replace the assets or properties relating to such Condemnation to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser. If Seller elects to reduce the Closing Purchase Price pursuant to clause (i) above, such Condemnation shall not affect the Closing.  If Seller elects to restore or replace the assets or properties pursuant to clause (ii) above, then Seller will complete or cause to be completed, using commercially reasonable efforts, the replacement or restoration of the assets or property relating to such Condemnation in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration or replacement of such property or assets as reasonably agreed among Purchaser and Seller (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date and such postponement shall not affect Purchaser’s rights to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c)).  If Seller does not make any such election by the earlier of forty-five (45) days after the date of such Condemnation and the date that is ten (10) Business Days prior to the Termination Date, Purchaser may elect to (x) terminate this Agreement pursuant to Section 12.01(b)(iii) within ten (10) Business Days after the end of such time period by written notice to Seller or (y) reduce the amount of the Closing Purchase Price by the Condemnation Value, less the amount of any condemnation award actually received by the Company.  If the Condemnation Value is in excess of $32,000,000, then either Seller or Purchaser may, by notice to the other Party, terminate this Agreement pursuant to Section 12.01(b)(iii).  If the Condemnation Value is $3,200,000 or less, (1) neither Purchaser nor Seller shall have the right or option to terminate this Agreement pursuant to Section 12.01(b)(iii) and (2) there shall be no reduction in the amount of the Closing Purchase Price.  In the event of any Condemnation, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under any applicable condemnation award in respect of any such Condemnation and shall cause any such condemnation award to be contributed or assigned to the Company that has suffered such Condemnation (provided that in the event the Purchase Price is reduced due to such Condemnation, and such Purchase Price reduction does not take into account such condemnation award, or Seller elects to restore or replace the assets or properties pursuant to clause (ii) above then any condemnation award that is received by the Company following the Closing shall promptly be remitted to Seller).

(b)           To assist Purchaser in its evaluation of any and all Condemnation (including Condemnation Value), Seller shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

Section 8.03         Certain Tax Matters.

(a)           Purchaser, at its own expense, shall timely prepare and file, or caused to be timely prepared and filed, all Tax Returns required to be filed by, or with respect to, the Company after the Closing Date and pay all Taxes due with respect to such Tax Returns (whether relating to a period ending on, before or after the Closing Date); provided, that (A) any GenOn Income Tax Returns filed on a separate basis shall be prepared and filed by the taxpayer responsible to the applicable Governmental or Regulatory Authority for the Taxes payable with respect to such Tax Returns, and (B) any GenOn Income Tax Return filed with respect to a combined, consolidated, or unitary group, shall be filed by the taxpayer which is the common parent of the group of entities included in such Tax Return.

(b)           Purchaser and Seller shall cooperate fully, and Purchaser shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other Party (or Parties), in connection with the preparation and filing of Tax Returns pursuant to (a) and any audit, claim or refund, voluntary disclosure agreement process or administrative or judicial proceeding involving any asserted liability with respect to Taxes (each, a “Tax Proceeding”).  Such cooperation shall include: (i) the provision, in hard copy and electronic forms, of any Tax Returns of the Company, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities with respect to the Company; (ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of the Company, or the filing of a Tax Return or a refund claim of the Parties or their respective subsidiaries; (iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax matter relating to the Company or any subsidiary; (iv) making employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party; and (v) retaining or causing to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, including all such electronic records, and maintaining all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents; provided that a Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents; provided, further, the Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

(c)           The Purchaser shall control, at its sole cost and expense, all Tax Proceedings relating to the Company; provided that, the any Tax Proceeding which relates to a GenOn Income Tax Return filed on a separate basis shall be controlled by the taxpayer that is responsible for paying the Taxes with respect to such GenOn Income Tax Return and any Tax Proceeding with respect to a GenOn Income Tax Return filed with respect to any consolidated, combined, or unitary group shall be controlled by the taxpayer that is the common parent of such group.

(d)           All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest) (the “Transfer Taxes”) (if any such Transfer Taxes are incurred after accounting for applicable bankruptcy law) incurred in connection with the sale of Interests pursuant to this Agreement (excluding, for the avoidance of doubt, any Transfer Taxes attributable to the Pre-Closing Restructuring) (collectively, the “Transaction Transfer Taxes”), shall be borne by Purchaser.  Purchaser shall remit the payment for all of the Transaction Transfer Taxes and file or cause to be filed all Tax Returns and other documentation required to be filed by Purchaser with respect to any such Transaction Transfer Taxes, and, if required by applicable Law, Seller shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transaction Transfer Taxes.

(e)           Seller and Purchaser acknowledge and agree that the Purchaser is not contractually assuming any Taxes of Seller except as specifically set forth in this Agreement and the Company is not a party to the Tax Matters Agreement that governs certain Tax matters of GenOn and its subsidiaries and Company has no rights or obligations under the Tax Matters Agreement.  The Purchaser acknowledges and agrees that pursuant to the Tax Matters Agreement NRG has certain contractual rights and obligations with respect to certain Tax matters and consequently that NRG may need to consent to the manner by which Seller exercise certain rights under this Agreement or Seller’s agreement to waive or modify any provision herein relating to Tax matters.

Section 8.04         Collective Bargaining Agreements.  Purchaser acknowledges and agrees that the collective bargaining agreement set forth on Section 4.15(b) of the Seller Disclosure Schedule (including each related memorandum of understanding, letter of agreement, and other ancillary agreement thereto) applicable to certain of the Business Employees will remain in effect in accordance with its terms immediately following the Closing, and that the Company (or such other Person designated by Purchaser in satisfaction of its obligations under Section 8.05, in accordance with Section 8.05(f)) will remain bound by the terms and conditions of such agreements until they expire, or are terminated or modified, in accordance with applicable Law.

Section 8.05         Employee Matters.

(a)           Prior to Closing, Purchaser shall make offers to each Business Employee with such offers of employment to be effective as of 12:01 A.M. Eastern time on the Closing Date, unless such Business Employee is on a leave of absence on the Closing Date, in which case Seller shall, or shall cause its Affiliates to, retain the employment of such Business Employees until, and such employment offer will be effective as of when, the Business Employee is available to return to active employment if such availability to return occurs within six (6) months following the Closing Date (or any later date to the extent such Business Employee has instatement, reinstatement, re-hire or similar rights under applicable Law on such later date).  Such offer shall provide for substantially the same (i) salary, (ii) wages and (iii) target annual bonus of employment as enjoyed by such Business Employee immediately prior to the Closing Date. By extending an offer, Purchaser agrees to hire any Business Employee who chooses to accept such offer, and each Business Employee who accepts such offer of employment from and commences employment with Purchaser or its Affiliate is referred to herein as a “Transferred Employee”. Except as otherwise specifically provided in this Section 8.05 or as required by applicable Law, effective as of the Closing Date (or with respect to Business Employees who are on a leave of absence as of the Closing Date, the date on which such individual becomes a Transferred Employee), the employment of the Transferred Employees with Seller shall terminate and the Transferred Employees shall cease all active participation in and accrual of benefits under any applicable Seller Employee Plan.  Notwithstanding the foregoing, the terms and conditions of employment for the unionized Transferred Employees shall be as set forth in the applicable collective bargaining agreement or as otherwise agreed by Purchaser and the labor union representing such Transferred Employees.

(b)           As of Closing, Purchaser shall cause to be honored each Transferred Employee’s (other than any Transferred Employee who is in the bargaining unit covered by the collective bargaining agreement, which such Transferred Employees shall be subject to the terms of the collective bargaining agreement) accrued but unused vacation, paid time off and sick time under NRG’s paid time off plans or policies, but only to the extent included in Annex A as adjustments to Working Capital and set forth in a schedule delivered to Purchaser on the Closing Date (in accordance with Section 8.04 if applicable to such Business Employee).

(c)           As of the Closing, Seller shall cause to be paid to each Transferred Employee a pro-rata bonus based on the performance period occurring prior to Closing.

(d)           Notwithstanding any contrary provision of this Agreement, Seller shall be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA with respect to any individual who experienced or experiences a COBRA “qualifying event” under any Seller Employee Plan subject to COBRA.

(e)           For purposes of payroll taxes with respect to Transferred Employees, Seller and Purchaser, and their respective Affiliates, shall use commercially reasonable efforts to treat the transaction contemplated by this Agreement as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2), and the parties further agree to implement this treatment by utilizing Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.

(f)            Notwithstanding anything herein to the contrary, Purchaser may satisfy any or all of its or the Company’s obligations under Section 8.04 and this Section 8.05 (including, but not limited to, the provision of offers of employment) by causing a Person designated by Purchaser to take action such that Purchaser’s obligations are satisfied, and for purposes of Section 8.04 and this Section 8.05, all references to the Company or Purchaser or its Affiliates shall be deemed to include such Person.  If and only if, such Person assumes Purchaser’s obligations under this Section 8.05 in writing signed by such Person and acknowledges Seller’s rights as a third party beneficiary with respect to such obligations, Purchaser shall have no further obligations with respect to this Section 8.05. In the event Purchaser uses such Person to satisfy its obligations under this Section 8.05 to provide offers of employment to all Business Employees, Purchaser will require such Person to assume the collective bargaining agreement set forth on Section 4.15(b) of the Seller Disclosure Schedule (including each related memorandum of understanding, letter of agreement, and other ancillary agreement thereto) and apply its terms to those Transferred Employees in the bargaining unit covered by such collective bargaining agreement.

(g)           This Section 8.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.05, express or implied, shall confer upon any Business Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 8.05, express or implied, shall be deemed to establish or amend any plan providing benefits to any Business Employee or as altering the at-will nature of any Transferred Employee’s employment.

Section 8.06                            Escrow Release.  The Parties agree that on the date that is twelve (12) months from the Closing Date, Purchaser and Seller shall direct the Escrow Agent to disburse to Seller an amount equal to the difference between the balance of the Escrow Amount less the aggregate amount of all Losses claimed as Losses with respect to Seller and the Company immediately prior to Closing subject to an indemnification obligation to the Purchaser Indemnitees pursuant to this Agreement in notifications delivered in accordance with this Agreement.  Any amounts so retained in the Escrow Account shall remain therein until final resolution of the claims associated therewith at which time, following application of Section 11.06, such amounts shall be disbursed to Seller.

Section 8.07                            Release.

(a)                                 Except with respect to this Agreement, the other agreements and instruments contemplated hereby and the transactions contemplated hereby and thereby, from and after the Closing, Seller, on its own behalf and on behalf of its Affiliates and its and their respective successors and past, present and future assigns (each, a “Release Party”) hereby absolutely and unconditionally releases, acquits and forever discharges the Company and its Representatives  (excluding, for the avoidance of doubt, Purchaser and its Affiliates) from any and all Liabilities, claims, disputes, demands, rights or cause of action (including any claims as to rights to compensation or other benefit as to services rendered or otherwise) that any such Release Party ever had, now has or hereafter may have against the Company and its Representatives (excluding, for the avoidance of doubt, Purchaser and its Affiliates), whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, both in law or in equity, whether related to any period of time before or on the Closing Date (collectively, the “Released Claims”).

(b)                                 From and after the Closing, and except as specifically set forth in Section 11.03, Seller, on its own behalf and on behalf of each other Release Party, hereby expressly waives any rights such Release Party may have under applicable law to preserve Released Claims which such Release Party does not know or suspect to exist in such Release Party’s favor as of the date hereof.  Seller, on its own behalf and on behalf of each other Release Party, understands and acknowledges that such Release Party may discover facts different from, or in addition to, those which such Release Party knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 8.07(a) shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts.  If any Release Party discovers that any fact relied upon in entering into the release provided in Section 8.07(a) was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, such Release Party shall not be entitled to any relief as a result thereof, and Seller, on its own behalf and on behalf of each other Release Party, surrenders any rights such Release Party might have to rescind the release provided in Section 8.07(a) on any ground.  Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

(c)                                  From and after the Closing, and except as specifically set forth in Section 11.03, Seller, on behalf of itself and the other Release Parties, irrevocably covenants that it will not, and will ensure that no other Release Party will, assert or attempt to assert any claim or demand, or commence, institute or cause to be commenced, any proceeding of any kind against the Company and its Representatives based upon any Released Claim.

(d)                                 Seller, on behalf of itself and the other Release Parties, represents and warrants that it has not made any assignment or transfer of any Released Claim.

(e)                                  From and after the Closing and except as otherwise agreed between Purchaser and Seller, Seller, on its own behalf and on behalf of each Release Party, hereby absolutely and unconditionally waives any rights it or they may have to acquire interests in Canal 3, including pursuant to that certain Cooperation Agreement dated as of December 14, 2017, by and between Seller and NRG.

Section 8.08                            Closing Conditions.  From the date hereof until the Closing, and without prejudice to each Party’s other obligations under this Agreement, each Party shall use commercially reasonable efforts to take such actions as are necessary to timely satisfy the closing conditions set forth in this Agreement.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions described in Section 2.01, Section 2.03 and Section 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 9.01                            Representations and Warranties.  (a) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of Seller and the Company contained in this Agreement (other than the Seller Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b), where the failure of such representations and warranties to be true and correct (in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 9.02                            Performance.  Seller and the Company shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller and the Company at or before the Closing.

Section 9.03                            Officers’ Certificates.  Seller shall have delivered to Purchaser an officer’s certificate, dated the Closing Date and executed on behalf of Seller, certifying that all of the conditions set forth in Sections 9.01 and 9.02 have been satisfied.

Section 9.04                            Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 9.05                            Governmental or Regulatory Approvals.  All Governmental or Regulatory Approvals or filings for such Governmental or Regulatory Approvals set forth on Section 9.05 of the Seller Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, and any response from any Governmental or Regulatory Authority with regard to Items 6 through 10 of Section 4.04 of the Seller Disclosure Schedule shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions upon Purchaser or the Company or withhold approval with regard to such Items, that would have, or be reasonably likely to have a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Company, taken as a whole, or Purchaser, and each such Governmental or Regulatory Approval obtained from a Governmental or Regulatory Authority shall be a Final Order.

Section 9.06                            Resignation of Members, Managers, Officers and Directors.  Seller shall have delivered to Purchaser the resignations and releases of all claims with respect to the Company of all managers, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee established under the Company Organizational Documents, in form and substance reasonably acceptable to Purchaser.

Section 9.07                            Closing Deliveries.  Seller and the Company shall have executed and delivered, or have caused to be executed and delivered, all of the certificates, instruments and other documents specified to be delivered by it hereunder, including (a) an assignment and assumption agreement substantially in the form attached hereto as Exhibit C and (b) evidence of the consummation of the Pre-Closing Restructuring.

Section 9.08                            FIRPTA Certificate.  Seller shall have caused to be delivered a certificate to Purchaser and the Escrow Agent, dated as of the Closing Date and substantially in the form and to the effect of Exhibit D, that satisfies the requirements set forth in Treasury Regulation Sections 1.1445-2, attesting that Seller is not a “foreign person” for U.S. federal income tax purposes.

Section 9.09                            Escrow Agreement.  Seller shall have delivered to Purchaser the Escrow Agreement, executed by Seller.

Section 9.10                            Canal 3 Transaction Closing.  The “Closing” under the Canal 3 PSA shall occur simultaneously with the Closing under this Agreement.

Section 9.11                            Filing.  Pursuant to the Plan, Seller has filed this Agreement as part of the Plan Supplement in the Bankruptcy Cases to the extent required and in accordance with Section 1127 of the Bankruptcy Code, and the Plan Supplement including this Agreement shall be consistent in all material respects with the Restructuring Support Agreement (as such term is defined in the Plan).

Section 9.12                            Approval of Transaction.  The Bankruptcy Court shall have entered the Final Sale Order.  The Purchaser shall constitute a “Purchaser” (as such term is defined in the

Confirmation Order), the Closing Date shall constitute a “Sale Closing Date” (as such term is defined in the Confirmation Order) and the Confirmation Order shall constitute a Final Order.

Section 9.13                            Frustration of Closing Conditions.  Purchaser may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily caused by Purchaser’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions described in Section 2.01, Section 2.03 and Section 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion):

Section 10.01                     Representations and Warranties.  (a) The Purchaser Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

Section 10.02                     Performance.  Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.

Section 10.03                     Officer’s Certificates.  Purchaser shall have delivered to Seller an officer’s certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, certifying that all of the conditions set forth in Sections 10.01 and 10.02 have been satisfied.

Section 10.04                     Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 10.05                     Governmental or Regulatory Approvals.  All Governmental or Regulatory Approvals set forth on Section 10.05 of the Purchaser Disclosure Schedule shall have been obtained, made or given, shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions upon Seller, taken as a whole, that would have, or be reasonably likely to have a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of Seller, taken as a whole, and each such Governmental or Regulatory Approval shall be a Final Order.

Section 10.06                     Third-Party Consents.  The consents (or waivers in lieu thereof) set forth in Section 10.06 of the Purchaser Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

Section 10.07                     Escrow Agreement.  Purchaser shall have delivered to Seller the Escrow Agreement, executed by Purchaser.

Section 10.08                     Excess Fuel Inventory Security.  Purchaser shall have delivered to Seller either (a) an equity commitment letter substantially in the form of the Equity Commitment Letter, executed by Stonepeak Infrastructure Fund II LP, a Delaware limited partnership, committing to fund to the Seller or its designee (in fulfillment of Purchaser and the Company’s Fuel Inventory Payment obligations hereunder) an amount equal to the Excess Fuel Inventory multiplied by the Market Price, which commitment shall be reduced by an amount equal to each Fuel Inventory Payment upon payment thereof, or (b) documentation reasonably acceptable to Seller providing to Seller a first-priority security interest in an amount of No. 6 Oil equal to the Excess Fuel Inventory, which security interest shall be released with respect to portions of such amount upon payment of the corresponding Fuel Inventory Payments.

Section 10.09                     Closing Deliveries.  Purchaser shall have executed and delivered all of the certificates, instruments and other documents specified to be delivered by it hereunder.

Section 10.10                     Frustration of Closing Conditions.  Seller may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was primarily caused by Seller’s or the Company’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE XI
INDEMNIFICATION

Section 11.01                     Survival.  Subject to the limitations and other provisions of this Agreement, the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing and remain in full force and effect until (a) with respect to the Seller Fundamental Representations and the Purchaser Fundamental Representations, the date that is the later of (i) the sixth anniversary of the Closing Date and (ii) thirty (30) days after the last date of the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof), (b) with respect to Section 4.17, the date that is three years after the Closing Date, (c) with respect to Section 4.14 and Section 4.15, the date that is thirty (30) days after the last date of the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof), (d) with respect to all other representations and warranties, the date that is one year after the Closing Date and (e) with respect to agreements and covenants, the date fully performed.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 11.02                     Indemnification by Seller.  From and after the Closing, subject to the other terms and conditions of this Article XI, Seller shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement.

Section 11.03                     Indemnification by Purchaser.  From and after the Closing, subject to the other terms and conditions of this Article XI, Purchaser shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 11.04                     Certain Limitations.  The indemnification provided for in Section 11.02 and Section 11.03 shall be subject to the following limitations:

(a)                                 Subject to the other provisions of this Agreement, any Losses payable to a Purchaser Indemnitee for any breach or inaccuracy of any representation or warranty or failure to perform a covenant pursuant to Section 11.02 shall be satisfied solely as follows: (i) first, until the aggregate amount of all Losses in respect of indemnification thereof exceeds $1,600,000, Seller shall not be responsible therefor, (ii) second, from the Escrow Account, to the extent of the amounts remaining therein, but only in respect of individual Loss items or related Loss items that equal or exceed $25,000, and (iii) third, from the R&W Insurance Policy (to the extent covered thereby).  For the avoidance of doubt, the sole sources for recovery of claims for Losses by a Purchaser Indemnitee shall be as set forth in this subsection (a).  Notwithstanding any other provision of this Agreement, no Purchaser Indemnitee shall seek any recovery for indemnification under this Agreement from any source or Person other than the Escrow Amount and the R&W Insurance Policy.

(b)                                 For purposes of this Article XI, the inaccuracy in or breach of, and the amount of Losses with respect to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 11.05                     Indemnification Procedures.  The Party making a claim under this Article XI is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action or Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) where such Third Party Claim could reasonably result in a claim solely against the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, if the Indemnifying Party asserts control over a Third Party Claim pursuant to paragraph (a) above, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.05(b). If the Indemnifying Party asserts control over a Third Party Claim pursuant to paragraph (a) above, and a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 11.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), solely to the extent that such settlement proceeds would be payable from the Escrow Amount.

(c)                                  Direct Claims. Any Action or Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 11.06                     Payments; R&W Insurance Policy.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI, the Indemnifying Party shall satisfy its obligations within twelve (12) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 12-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 18%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)                                 Notwithstanding anything to the contrary in this Agreement, (i) Purchaser will purchase the R&W Insurance Policy on its own behalf at its own expense, (ii) neither Seller nor its Affiliates shall be entitled to any proceeds from the R&W Insurance Policy, (iii) any limits on indemnification in this Article XI shall not limit the Purchaser’s rights under the R&W Insurance Policy and (iv) to the extent that the procedures of the R&W Insurance Policy conflict with the indemnification procedures in this Article XI, it shall not be a breach of such procedures in this Article XI if the Purchaser Indemnitees comply with such procedures of the R&W Insurance Policy.

Section 11.07                     Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 11.08                     Exclusive Remedies.  Subject to Section 2.05, Section 8.03 and Section 13.08, the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article XI.  Nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.

ARTICLE XII
TERMINATION

Section 12.01                     Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time by written notice from Seller or Purchaser to the other (except for paragraph (a) below):

(a)                                 by mutual written consent of Purchaser and Seller;

(b)                                 by either Purchaser or Seller:

(i)                                     if the Closing has not occurred on or before the six (6) month anniversary of the date of this Agreement (which date may be extended by any Party, by notice to the other Parties, for one additional three (3) month period if (A) one or more applicable Governmental or Regulatory Approvals have not been obtained by the date that is six (6) months after the date of this Agreement and (B) the lack of any such Governmental or Regulatory Approvals is the sole reason that the unwaived conditions set forth in Article IX and Article X to consummate the Closing are unfulfilled as of the date that is six (6) months after the date of this Agreement) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b)(i) shall not be available to a Party at any time that such Party has violated, or is in breach of, any covenant, representation or warranty hereunder, if such violation or breach would be reasonably expected to prevent satisfaction of any of the non-breaching Party’s conditions to Closing hereunder (and such condition(s) has not been waived by the non-breaching Party) or, if capable of being cured, has not been cured by the breaching Party; provided further that if the Termination Date (as defined in the Canal 3 PSA) is extended pursuant to Section 12.01(b)(i) of the Canal 3 PSA, the Termination Date under this Agreement will automatically be extended without further action by the Parties to the Termination Date under the Canal 3 PSA;

(ii)                                  if any court of competent jurisdiction in the United States or other Governmental or Regulatory Authority shall have issued a Final Order or enacted any Law or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and nonappealable; or

(iii)                               under the circumstances set forth in, and in accordance with, Section 8.01 or Section 8.02;

(c)                                  at any time before the Closing, by Purchaser if there has been a breach by Seller or the Company of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Seller or the Company is or shall have become untrue, in either case such that the conditions set forth in Section 9.01 or Section 9.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Seller by Purchaser and (B) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section

12.01(c) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Seller’s conditions to Closing hereunder (and such condition(s) has not been waived by Seller) or, if capable of being cured, has not been cured by Purchaser;

(d)                                 at any time before the Closing, by Seller if there has been a breach by Purchaser of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Purchaser is or shall have become untrue, in either case such that the conditions set forth in Sections 10.01 or Section 10.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Purchaser by Seller and (B) the Termination Date; provided, however, that no cure period shall apply to Purchaser’s obligation to pay the Purchase Price.  The right to terminate this Agreement pursuant to this Section 12.01(d) shall not be available to Seller at any time that Seller or the Company have violated, or are in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder (and such condition(s) has not been waived by Purchaser) or, if capable of being cured, has not been cured by Seller or the Company; or

(e)                                  at any time before the Closing, by Seller if Purchaser has failed to consummate the transactions contemplated hereby on the date that the Closing would have occurred, pursuant to and subject to the provisions of Section 2.04, if Purchaser had not failed to consummate the transactions contemplated hereby, and all of the conditions set forth in Article IX would have been satisfied if the Closing were to have occurred on such date; provided that, Seller and the Company are not then in breach of this Agreement so as to cause the conditions set forth in Article IX not to be satisfied.

Section 12.02                     Effect of Termination.

(a)                                 Except as provided in this Section 12.02, if this Agreement is validly terminated pursuant to Section 12.01, then this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party or any other Person in respect of this Agreement other than for any willful material breach of this Agreement occurring prior to such termination and for willful misconduct or actual fraud; provided, that the agreements of the Parties in Article I, Section 6.09(b), Section 7.05, this Section 12.02, Section 13.03, and Article XIII will continue to apply following any termination hereof.

(b)                                 Notwithstanding this Section 12.02 or anything else in this Agreement to the contrary, Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Purchaser (or the Company) obtain financing for or related to any of the transactions contemplated by this Agreement.

(c)                                  If Seller terminates this Agreement pursuant to and in accordance with Section 12.01(d) or Section 12.01(e) (including with respect to any Debt Financing Failure), then Purchaser shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Seller an amount equal to $16,000,000 (the “Termination Fee”) by wire transfer of cash in immediately available funds to an account or accounts designated by Seller.  The Parties acknowledge and agree that (1) the Parties have expressly negotiated the provisions of this Section 12.02(c), (2) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller and its Affiliates) the provisions of this Section 12.02(c) are reasonable, (3) the Termination Fee represents a good faith, fair estimate of the damages that Seller and its Affiliates would suffer, and (4) the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring Seller or any other Person to prove actual damages.

(d)                                 Notwithstanding anything herein to the contrary, if Purchaser fails to consummate the transactions contemplated by this Agreement in breach of Purchaser’s obligations under this Agreement, Seller may, in its sole discretion: (i) seek specific performance pursuant to Section 13.08; (ii) withdraw any claim for specific performance and require payment of the Termination Fee if applicable under Section 12.02(c); or (iii) if Seller is unable for any reason to obtain specific performance, require payment of the Termination Fee if applicable under Section 12.02(c).  The Parties acknowledge and agree that in no event shall (x) the Purchaser be required to pay the Termination Fee on more than one occasion, (y) the Purchaser be liable for any damages under this Agreement in excess of the Termination Fee or specific performance or (z) the Seller, the Company or any of their respective Affiliates be entitled to both specific performance pursuant to Section 13.08 and the Termination Fee.

(e)                                  Concurrently with the execution of this Agreement, Purchaser has delivered to Seller a limited guarantee, dated the date hereof, of Stonepeak Infrastructure Fund II LP (the “Guarantor”), guaranteeing Purchaser’s obligations pursuant to this Section 12.02, subject to the terms and conditions set forth therein (the “Limited Guarantee”).

ARTICLE XIII
MISCELLANEOUS

Section 13.01                     Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including, for the avoidance of doubt, the Confidentiality Agreement).  The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and shall not be deemed to create a partnership between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and no Person has any other special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.02                     Expenses; Payments.

(a)                                 Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses, and, other than as provided in Section 13.02(b), Seller shall pay the costs and expenses of the Company immediately prior to Closing incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction Fees and Expenses.

(b)                                 Purchaser shall pay all costs and expenses (other than the costs and expenses for Seller’s Representatives) associated with (i) filings under the HSR Act, (ii) obtaining all Governmental or Regulatory Approvals and (iii) pursuant to Section 11.06(b), obtaining the R&W Insurance Policy.

(c)                                  Each Party agrees that, where not otherwise specified, all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence).  Subject to the provisions of Section 2.05 (which shall govern any dispute arising thereunder), in the event any Action or Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Action or Proceeding is the prevailing party in such Action or Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such Action or Proceeding shall be reimbursed by the non-prevailing party in such Action or Proceeding; provided that if the defendant in such Action or Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action or Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis.  For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Action or Proceeding if the Person attempting to enforce its rights hereunder commences or threatens any such Action or Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) such defendant defeats any such claim(s).

Section 13.03                     Confidentiality.

(a)                                 Each Party will, and will cause its Affiliates and Representatives to, hold, in strict confidence, all documents and information concerning another Party or any of its Affiliates furnished to it by another Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential; provided, however, that, solely for the purposes of this Section 13.03, the portfolio companies or other investments of funds advised by Stonepeak Partners LP shall be deemed Affiliates of the Purchaser to the extent Stonepeak Partners LP or any of its subsidiaries receives Confidential Information; provided further that from and after the Closing, (x) such confidentiality obligations of Purchaser and its Affiliates and Representatives shall terminate with respect to all Confidential Information other than with respect to any Confidential Information that relates exclusively to Seller or Seller’s Affiliates (other than the Company immediately prior to Closing) and (y) all Confidential Information relating to the Company or its businesses or operations shall be deemed to be the Confidential Information of Purchaser.  Except with respect to Purchaser to the extent Purchaser’s confidentiality obligations are terminated from and after the Closing pursuant to the previous sentence, in no event shall either Party distribute to third parties any Confidential Information;

provided, however, that nothing in this Section 13.03 shall limit the disclosure by any Party of any Confidential Information:

(i)                                     to the extent required by Law or Order (provided that the disclosing Party agrees to give the non-disclosing Party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing Party to seek a protective order, oppose any action by the disclosing Party, or pursue any other appropriate remedy, if so desired by the non-disclosing Party).  If such a protective order or other remedy is not obtained, or if the non-disclosing Party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing Party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that it is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing Party (or such other Person required to disclose the Confidential Information), and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;

(ii)                                  in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(iii)                               to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives; and

(iv)                              later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such Confidential Information confidential.

(b)                                 To the extent that any Confidential Information may include materials subject to the attorney-client privilege, Seller is not waiving, and Seller will not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to Purchaser, its Affiliates or their respective Representatives, regardless of whether Seller has asserted or is or may be entitled to assert such privileges and protections.  In furtherance of the foregoing, neither Purchaser nor its Affiliates shall claim or contend, in proceedings involving either Party, that Seller waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to Purchaser or its Affiliates) due to Seller’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to Purchaser, its Affiliates or their respective Representatives.

(c)                                  In the event this Agreement is terminated in accordance with Section 12.01, upon the written request of either Party, the other Party will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such written request) redeliver or destroy and certify in writing (email to suffice) as destroyed, or cause to be redelivered or destroyed and certified in writing (email to suffice)  as destroyed (as requested by such Party), all copies of Confidential Information furnished by such other Party in connection with this Agreement or the transactions contemplated hereby and all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such Confidential Information or its Affiliates or Representatives.

Section 13.04                     Announcements.  From the date of this Agreement until, or in connection with, the Closing, Seller and Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that for purposes of clarity, the foregoing shall not restrict such disclosures (a) that are necessary for the procurement of any required consents, approvals, payoff letters and similar documentation, (b) made by a Party to its Representatives as necessary in connection with the ordinary conduct of its business or the negotiation and consummation of the transactions contemplated hereunder or (c) that a Party determines in good faith, after consultation with legal counsel, is required by Law in order to discharge such Party’s or its Affiliates’ disclosure obligations; provided, further, that in the case of a disclosure pursuant to clause (c), the disclosing Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on such disclosure in advance of making such disclosure and shall promptly furnish the other Parties with a copy thereof.  Seller, on the one hand, and Purchaser, on the other hand, shall also obtain the other Party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall have the right to contact the Governmental or Regulatory Authorities with whom the filings identified in Items 8 and 9 of Section 4.04 of the Seller Disclosure Schedule are made to discuss how such Governmental or Regulatory Authorities are responding to such filings; provided that Seller shall be permitted to participate in such contact and discussions.

Section 13.05                     No Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion.

Section 13.06                     Amendments.  Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Purchaser and Seller.  Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Purchaser and Seller, and any such waiver shall be effective only in the specific instance and for the purposes for which given.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, this Section 13.06, or any of Section 13.12, Section 13.16, Section 13.17 or Section 13.20 (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) shall not be amended, supplemented, waived or otherwise modified in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 13.07                     Addresses for Notices.  All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or facsimile or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing.  Notices will be effective and deemed to have been given (a) when personally delivered, sent by fax or email (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (b) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.

If to Seller and, prior to the Closing, the Company:

GenOn Energy, Inc.
Energy Plaza
22nd Floor
1601 Bryan Street
Dallas, Texas 7520
Attn:                    General Counsel
Email:            daniel.mcdevitt@Genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP
609 Main Street
Houston, TX 77002
Attn:                    Andrew Calder, P.C.

Shubi Arora, P.C.
Kim Hicks

Facsimile No.:  (713) 836-3601

Email:            andrew.calder@kirkland.com

shubi.arora@kirkland.com

kim.hicks@kirkland.com

If to Purchaser and, after the Closing, the Company:

Stonepeak Kestrel Holdings LLC

c/o Stonepeak Advisors II, LLC

717 Fifth Avenue, 25th Floor

New York, NY 10022

Attn:                    Michael Allison

Email:            allison@stonepeakpartners.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street
Suite 6000
Houston, TX 77002

Attn:                    Tim Chandler

Email:            tim.chandler@sidley.com

Section 13.08                     Specific Performance.

(a)                                 Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged.  Accordingly, each Party agrees that, subject to Section 12.02, (a) each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in the Borough of Manhattan, the City of New York, New York, in addition to any other remedy to which such Person may be entitled, at law or in equity, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 13.08, none of the Parties would have entered into this Agreement.  The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.  If, on or prior to the Termination Date, any Party brings any action, in each case in accordance with the terms hereof, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.  Notwithstanding anything herein to the contrary, (x) in no event shall this Section 13.08, be used, alone or together with any other provision of this Agreement, to require any Party to remedy any inaccuracy of any representation or warranty made by such Party herein and (y) Purchaser expressly acknowledges that nothing contained in this sentence shall restrict Seller from enforcing specifically the obligations of Purchaser set forth in Section 7.06(c).

(b)                                 Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that Seller shall be entitled to seek specific performance of Purchaser’s obligation to cause the Equity Financing to occur or to cause Purchaser to effect the Closing in accordance with Section 2.04, on the terms and subject to the conditions set forth in this Agreement, if and only in the event that (i) all of the conditions set forth in Article IX have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it reasonably believes that the Closing pursuant to Section 2.04 will occur.

Section 13.09                     Captions.  The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 13.10                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.11                     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of law) without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate or Affiliates of Purchaser, or to Purchaser’s lenders for collateral security purposes, but such assignment shall not release Purchaser from its obligations hereunder.

Section 13.12                     No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than with respect to the Indemnified Employees under Section 7.04, the Purchaser Indemnitees under Section 11.02, the Seller Indemnitees under Section 11.03, the Non-Party Affiliates identified in Section 13.13(b), K&E under Section 13.19, and the Financing Sources under Section 13.15, Section 13.16, Section 13.17, Section 13.20 and the proviso of Section 13.06, each of which provisions is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Person.

Section 13.13                     Disclaimer; Non-Recourse.

(a)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND, WITHOUT LIMITING THE GENERALITY OF SECTION 7.05, SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY, THE BUSINESS AND/OR THE PROJECT.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER WAIVES, RELEASES AND FOREVER DISCHARGES ALL CLAIMS AND RIGHTS OF ACTION, WHETHER AT LAW OR EQUITY, AGAINST SELLER OR THE COMPANY

ARISING WITH RESPECT TO THE PROJECT OR RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAWS.

(b)                                 All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties.  No Person who is not a named Party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other Representative of any named Party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 13.13(b).

Section 13.14                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties to this Agreement may execute this Agreement by signing any such counterpart.  In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.

Section 13.15                     Governing Law.  This Agreement and the transactions contemplated hereby shall be interpreted and construed in accordance with the laws of the State of Delaware and any and all claims, controversies, disputes, suits, proceedings and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict of law or other rule that would result in the application of the laws of a different jurisdiction; provided, however, that any right or obligation with respect to any Financing Source in connection with the Debt Financing and the Debt Commitment Letter shall be interpreted and construed in accordance with the laws of the State of New York.

Section 13.16                     Consent to Jurisdiction.

(a)                                 For all purposes of this Agreement (other than Section 2.05(b), which shall govern all disputes thereunder), and for all purposes of any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of the state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding shall be heard and determined in such New York court or, to the extent permitted by law, in such federal court; provided that each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law or at equity.  The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court; provided that nothing in this Agreement shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

(i)                                     Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (i) any objection that it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any state and federal courts within the Borough of Manhattan, the City of New York, New York; and (ii) the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(b)                                 Notwithstanding anything in this Agreement to the contrary and without limitation of the rights of the Financing Sources set forth in Section 13.20, the Parties hereby agree that they will not bring or support, or permit any of their Affiliates or Representatives to bring or support, any suit, proceeding, action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York, New York, and the United States District Court for the Southern District of New York and any appellate courts thereof, and hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 13.17                     Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT, OR PROCEEDING (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER, INCLUDING ANY LEGAL ACTION, SUIT, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH THE FINANCING OR ANY CLAIM OR PROCEEDING INVOLVING OR AGAINST ANY FINANCING SOURCE.

Section 13.18                     Disclosure.  Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed disclosed in each other section of the Seller Disclosure Schedule to which such fact or item may apply so long as (a) such other section is referenced by applicable cross-reference or (b) it is reasonably apparent that such disclosure is applicable such other section.  The headings contained in the Seller Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Seller Disclosure Schedule or this Agreement.  The Seller Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed.  Any fact or item disclosed in the Seller Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes.  No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The information contained in the Seller Disclosure Schedule shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.19                     Legal Representation.  Purchaser agrees and will cause the Company to agree, on their own behalf and on behalf of their directors, managers, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder, Affiliate or other Representative of Seller, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company, and Purchaser consents thereto and will cause the Company to consent thereto on behalf of itself and the Waiving Parties, and Purchaser irrevocably waives (and will not assert) and will cause the Company to irrevocably waive (and not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Purchaser acknowledges and will cause the Company to acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Company after the Closing Date.  Purchaser irrevocably acknowledges and agrees and will cause the Company to irrevocably acknowledge and agree, for itself and the Waiving Parties, that all communications among K&E, the Company, Seller and/or any director, officer, manager, member, employee or other Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs to solely to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser or the Company and from and after the Closing none of Purchaser, the Company or any Person purporting to act on behalf of or through Purchaser, the Company or any of the Waiving Parties, will seek to obtain the same by any process.  From and after the Closing, Purchaser, on behalf of itself and the Waiving Parties, waives and will not assert and will cause the Company to waive and not assert any attorney-client privilege with respect to any communication among K&E, the Company, Seller and/or any director, officer, manager, member, employee or other Representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company, on the one hand, and a third party other than Seller, on the other hand, Purchaser and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Purchaser or the Company may waive such privilege without the prior written consent of Seller and none of Seller or its Affiliates may waive such privilege without the written consent of Purchaser.

Section 13.20                     Financing Sources.  Notwithstanding anything in this Agreement to the contrary, Seller and any of its Affiliates or Representatives, and each of their successors or permitted assigns, (i) hereby agree that none of the Debt Financing Sources shall have any liability or obligation to Seller and any of its Affiliates or Representatives relating to, and waive any rights or claims against each of the Financing Sources relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agree not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise and (iii) hereby agree to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Seller and any of its Affiliates or Representatives, and each of their successors or permitted assigns in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. Nothing in this Section 13.20 shall limit the rights of Purchaser in respect of the Debt Financing under any Commitment Letter, related Fee Letters or any definitive documentation in respect of the foregoing. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to Seller and any of its Affiliates or Representatives, and each of their successors or permitted assigns in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby.  Without limiting the foregoing, the Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Purchaser hereto and are express third party beneficiaries of this Section 13.20.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party hereto as of the date first above written.

SELLER:

NRG CANAL LLC

By:	/s/ Mark A. McFarland
Name: Mark A. McFarland
Title: President

COMPANY

GENON HOLDCO 10, LLC
By: NRG Canal LLC, its sole member

By:	/s/ Mark A. McFarland
Name: Mark A. McFarland
Title: President

PURCHASER:

STONEPEAK KESTREL HOLDINGS LLC

By:	/s/ Saira Khan
Name: Saira Khan
Title: Deputy General Counsel

Signature Page to Purchase and Sale Agreement

EXHIBIT A*

PROJECT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT B*

SURVEYS

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT C*

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT D*

FORM OF FIRPTA CERTIFICATE

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT E*

FORM OF ESCROW AGREEMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT F*

FORM OF REPRESENTATIONS AND WARRANTIES INSURANCE BINDER

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

ANNEX A*

WORKING CAPITAL ADJUSTMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

SCHEDULES*

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.